UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

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CLEVELAND-CLIFFS INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 12, 2018
Dear Fellow Shareholder,
Once again, in 2017 we significantly increased revenues and profits when compared with the previous year, with revenues of $2.3 billion and net income of $367 million, corresponding to earnings of $1.26 per diluted share. Adjusted EBITDA was $505 million, which was 35 percent higher than 2016, and the Company’s second straight year of Adjusted EBITDA growth exceeding 25 percent.
We also continued to aggressively reduce debt and optimize our capital structure. Even after acquiring strategic iron ore reserves in Nashwauk, MN and buying out our minority partners in the Empire and Tilden mines in Michigan, we still finished the year with net debt of $1.3 billion dollars, along with a vastly extended maturity debt profile and a much lower average cost of capital. We directed our capital toward sustaining ongoing operations at our core US Iron Ore business, including the development and production of a new type of pellet for our largest customer at our United Taconite mine in Minnesota.
In order to implement our plans to become the sole producer of customized iron units to the growing electric arc furnace (EAF) steel industry by 2020, we completed the significant step of raising the entire amount of $700 million needed to fully fund the Hot Briquetted Iron (HBI) project in Toledo, Ohio, at a very attractive rate of 3.4%. We are excited about the future of Cleveland-Cliffs as we expand our reach into the EAF market, while continuing to serve our core blast furnace customers with customized iron ore pellets.
Going forward, Cleveland-Cliffs will do what we do best and are very good at: supplying iron units to the North American steel mills. No distractions; no side businesses; no distant geographies; no pipe dreams. The new strategy has been implemented, and our results are undeniable. Our success in raising the capital for the HBI plant at a low – and, very important, fixed – interest rate is a clear demonstration that the capital markets have already acknowledged our success, and are starting to reward our effort.
On behalf of the Board of Directors, I extend my sincere gratitude to our shareholders for your continued support and long-term investment in our great Company. As long as you believe that the United States of America will continue to be a vibrant manufacturing country, and that steel will continue to be produced in our country, then you and I share the belief that Cleveland-Cliffs has a very important role to play. And, if that’s the case, we will do very well.
Sincerely yours,

Sincerely,

Lourenco Goncalves
Chairman, President and Chief Executive Officer
Cleveland-Cliffs Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 24, 2018
11:30 a.m. EDT
North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114
To the Shareholders of Cleveland-Cliffs Inc.:
The 2018 Annual Meeting of Shareholders of Cleveland-Cliffs Inc., or "Cliffs", will be held at North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114 at 11:30 a.m., EDT, on Tuesday, April 24, 2018 for the following purposes:

1.	To elect nine directors to act until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified;

2.	To approve, on an advisory basis, our named executive officers' compensation;

3.	To ratify the appointment of Deloitte & Touche LLP as Cliffs' independent registered public accounting firm to serve for the 2018 fiscal year; and

4.	To transact such other business, if any, as may properly come before the 2018 Annual Meeting or any adjournment thereof.
In order to vote on the matters brought before the 2018 Annual Meeting, you may complete and mail the proxy card, vote by telephone or vote via the Internet, as explained on the proxy card. Holders of record of Cliffs' common shares at the close of business on February 23, 2018 are entitled to notice of, and to vote at, the 2018 Annual Meeting or any adjournments thereof.
By Order of the Board of Directors,
James D. Graham
Executive Vice President, Chief Legal Officer & Secretary
March 12, 2018
Cleveland, Ohio

YOUR VOTE IS IMPORTANT. YOU MAY VOTE BY MAILING THE ENCLOSED PROXY CARD, BY TELEPHONE, BY INTERNET, OR BY BALLOT IN PERSON AT THE 2018 ANNUAL MEETING.
The proxy statement and Cliffs’ 2017 Annual Report for the 2017 fiscal year are available at www.proxyvote.com. These materials also are available on Cliffs’ Investor Relations website at www.clevelandcliffs.com/investors under “Financial Information." If your shares are not registered in your own name, please follow the voting instructions from your bank, broker, trustee, nominee or other shareholder of record to vote your shares and, if you would like to attend the 2018 Annual Meeting, please bring evidence of your share ownership with you. You should be able to obtain evidence of your share ownership from the bank, broker, trustee, nominee or other shareholder of record that holds the shares on your behalf.

PROXY STATEMENT TABLE OF CONTENTS

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. Page references are supplied to help you find further information.

2018 ANNUAL MEETING OF SHAREHOLDERS	(page 4)
Date and Time:	Tuesday, April 24, 2018, at 11:30 a.m. EDT
Place:	North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114
Record Date:	February 23, 2018
Voting:
Shareholders of record are entitled to vote by completing and returning the enclosed proxy card by mail; telephone at 1-800-579-1639; by Internet at www.proxyvote.com; or attending the 2018 Annual Meeting of Shareholders (the "2018 Annual Meeting") in person (beneficial holders must obtain a legal proxy from their broker, banker, trustee, nominee or other shareholder of record granting the right to vote).

Mailing:	This proxy statement, the accompanying proxy card and our 2017 Annual Report will be mailed on or about March 12, 2018 to certain shareholders of record as of the Record Date.

VOTING MATTERS	Board Vote Recommendation	Page Reference (for more detail)

Election of Directors	FOR each Director Nominee	13
Approval, on an Advisory Basis, of Our Named Executive Officers' Compensation (Say-on-Pay)	FOR	51
Ratification of Independent Registered Public Accounting Firm	FOR	53

DIRECTOR NOMINEES RECOMMENDED BY THE CLIFFS BOARD OF DIRECTORS						(page 13)
Name	Age	Director Since	Experience/ Qualification	Independent (Yes / No)	Committee Memberships (1)	Other Current Directorships
John T. Baldwin	61	2014	Former Chairman of Audit Committee & CFO	Yes	• Audit*
Robert P. Fisher, Jr.	63	2014	Former Managing Director President & CEO	Yes	• Audit • Compensation*
Lourenco Goncalves	60	2014	Chairman, President and CEO	No	• Strategy*	American Iron and Steel Institute
Susan M. Green	58	2007	Former Deputy General Counsel, United States Congress Office of Compliance	Yes	• Governance
Joseph A. Rutkowski, Jr.	63	2014	Principal & Former Executive Vice President	Yes	• Compensation • Strategy	Cenergy Holdings SA Insteel Industries, Inc.
Eric M. Rychel	44	2016	Executive Vice President, Chief Financial Officer and Treasurer	Yes	• Audit
Michael D. Siegal	65	2014	Chairman & CEO	Yes	• Audit • Governance	Olympic Steel, Inc.
Gabriel Stoliar	63	2014	Managing Partner Chairman	Yes	• Compensation • Governance • Strategy	Tupy S.A.
Douglas C. Taylor	53	2014	Former Managing Partner	Yes	• Governance* • Compensation
* Denotes committee chair
(1) Full committee names are: Audit – Audit Committee; Compensation – Compensation and Organization Committee; Governance – Governance and Nominating Committee; Strategy – Strategy Committee.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 1

EXECUTIVE COMPENSATION PHILOSOPHY AND CORE PRINCIPLES	(page 21)
Our guiding compensation principles, as established by the Compensation and Organization Committee for 2017, were as follows:
•
Align short-term and long-term incentives with results delivered to shareholders;
•
Design an incentive plan that focuses on performance objectives tied to our business plan (including profitability-related and cost control objectives), relative performance objectives tied to market conditions (including relative total shareholder return measured by share price appreciation plus dividends, if any), and performance against other key objectives tied to our business strategy (including safety, debt reduction and overall spending decrease);
•
Provide competitive fixed compensation elements over the short-term (base salary) and long-term (equity and retirement benefits) to encourage long-term retention of our key executives; and
•
Continue to structure programs as in prior years to align with corporate governance best practices (such as not providing "gross-ups" related to change in control payments, using "double-trigger" vesting in connection with a change in control for equity awards, using Share Ownership Guidelines and maintaining a clawback policy related to incentive compensation for our executive officers).

2017 EXECUTIVE COMPENSATION SUMMARY	(page 39)
The numbers in the following table showing the 2017 compensation of our named executive officers (the "NEOs") were determined in the same manner as the numbers in the corresponding columns in the 2017 Summary Compensation Table (the "SCT") (provided later in this proxy statement); however, they do not include information regarding changes in pension value and non-qualified deferred compensation earnings and information regarding all other compensation, each as required to be presented in the 2017 SCT under the rules of the U.S. Securities and Exchange Commission (the "SEC"). As such, this table should not be viewed as a substitute for the 2017 SCT:

Name	Principal Position (as of December 31, 2017)	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Total ($)
Lourenco Goncalves	Chairman, President and Chief Executive Officer	1,300,000	4,650,000	11,858,417	—	4,565,940	22,374,357
Timothy K. Flanagan	Executive Vice President, Chief Financial Officer & Treasurer	400,000	318,000	760,951	—	540,829	2,019,780
Terry G. Fedor	Executive Vice President, United States Iron Ore	414,000	673,350	787,575	—	588,939	2,463,864
Clifford T. Smith	Executive Vice President, Business Development	414,000	673,350	787,575	—	588,939	2,463,864
P. Kelly Tompkins	Former Executive Vice President & Chief Operating Officer	565,000	899,500	1,535,479	—	1,093,682	4,093,661

SUMMARY COMPENSATION TABLE VS. REALIZED PAY FOR THE CEO	(page 39)
It is important to note that the grant date fair value of the stock and option awards (both time-based and performance-based vesting) as set forth in our 2017 SCT is for accounting and SEC disclosure purposes and is not realized pay for the indicated year. The table in this section shows the pay Mr. Goncalves actually realized in fiscal year 2017 in contrast to the reported pay presented in the 2017 SCT. The difference between reported pay in the SCT and realized pay reinforces the concept that a significant portion of Mr. Goncalves' compensation is at risk of forfeiture and dependent upon the performance of Cliffs. The graph found in this section illustrates the difference between the three-year average SCT compensation and realized pay of Mr. Goncalves as of December 31, 2017.

SHAREHOLDER ENGAGEMENT	(page 23)
SAY-ON-PAY IMPLICATIONS	(page 51)
As a result of the decline in support for our Say-on-Pay vote in recent years, we engaged in a robust process to solicit feedback to better understand our shareholders' concerns. During 2017, we reached out to our top 25 shareholders representing approximately 44% of our outstanding shares to discuss compensation matters. We have met with many investors and continue to meet with them in the first quarter of 2018. See the section entitled "2017 Say-on-Pay Vote and Shareholder Engagement" in the Compensation Discussion and Analysis section for more detail of what we heard and how we responded.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	(page 53)
As a matter of good corporate governance, we are asking our shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2018.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 2

QUESTIONS & ANSWERS

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

1.    What proposals are to be presented at the 2018 Annual Meeting?
The purpose of the 2018 Annual Meeting is to: (1) elect nine directors; (2) approve, on an advisory basis, Cliffs’ NEOs' compensation; (3) ratify the appointment of Deloitte & Touche LLP as Cliffs’ independent registered public accounting firm to serve for the 2018 fiscal year; and (4) conduct such other business as may properly come before the 2018 Annual Meeting.
2.    What is the difference between a “shareholder of record” and a “beneficial owner"?
These terms describe the manner in which your shares are held. If your shares are registered directly in your name through EQ Shareowner Services, our transfer agent, you are a “shareholder of record” or registered holder. If your shares are held through a bank, broker, nominee or other shareholder of record, you are considered the “beneficial owner” of those shares.
3.    How does the Cliffs Board recommend that I vote?
The Cliffs Board of Directors (the "Board") unanimously recommends that you vote:

•	FOR ALL of the nine individuals nominated by the Board for election as directors;

•	FOR the approval, on an advisory basis, of Cliffs' NEOs' compensation; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm to serve for the 2018 fiscal year.
4.    Who is entitled to vote at the 2018 Annual Meeting?
The Record Date for the 2018 Annual Meeting is February 23, 2018. On that date, we had outstanding 297,407,651 common shares, $0.125 par value. All common shareholders are entitled to vote. In this proxy statement, we refer to our common shares as our "shares" and the holders of such shares as our "shareholders."
5.    How do I vote?
You may vote using any of the following methods:
Shareholders of Record. If your shares are registered in your name, you may vote in person or by proxy. If you decide to vote by proxy, you may do so over the Internet, by telephone or by mail.

•
By mail. If you received a paper copy of the proxy card by mail, after reading the proxy materials, you may mark, sign and date your proxy card and return it in the prepaid and addressed envelope provided.

•
By telephone. After reading the proxy materials and with your proxy card in front of you, you may call the toll-free number appearing on the proxy card, using a touch-tone telephone. You will be prompted to enter your control number from your proxy card. This number will identify you as a shareholder of record. Follow the simple instructions that will be given to you to record your vote.

•
Over the Internet. After reading the proxy materials and with your proxy card in front of you, you may use a computer to access the website www.proxyvote.com. You will be prompted to enter your control number from your proxy card. This number will identify you as a shareholder of record. Follow the simple instructions that will be given to you to record your vote.

The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to submit voting instructions and confirm that those instructions have been recorded properly.
Shares Held by Bank or Broker. If your shares are held by a bank, broker, depositary, trustee or some other nominee, that entity will provide separate voting instructions. All nominee share interests may view the proxy materials using the link www.proxyvote.com.
If your shares are held in the name of a brokerage firm, your shares may be voted even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under applicable rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is referred to as a “broker non-vote.” The ratification of Deloitte & Touche LLP as our registered independent public accounting firm is a routine matter for which the brokerage firm that holds your shares may vote your shares without your instructions.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 3

QUESTIONS & ANSWERS

6.     What can I do if I change my mind after I vote?
You may revoke your proxy at any time before the vote by (i) executing and submitting a revised proxy bearing a later date; (ii) providing a written revocation to the Secretary of Cliffs; or (iii) voting in person at the 2018 Annual Meeting. If you do not hold your shares directly, you should follow the instructions provided by your broker, bank or nominee to revoke your previously voted proxy.
7.     What vote is required to approve each proposal?
With respect to Proposal 1, the nominees receiving a plurality vote of the shares will be elected. However, under our majority voting policy (adopted by the Board) in an uncontested election, any director-nominee that is elected by a plurality vote but fails to receive a majority of votes cast (which excludes abstentions and broker non-votes) is expected to tender his or her resignation, which resignation will be considered by the Governance and Nominating Committee and our Board.
With respect to Proposal 2, approval, on an advisory basis, of our NEOs' compensation requires the affirmative vote of a majority of the shares present, in person or represented by proxy, at the 2018 Annual Meeting and entitled to vote on the proposal.
With respect to Proposal 3, the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the 2018 fiscal year will pass with the affirmative vote of a majority of the shares present, in person or represented by proxy, at the 2018 Annual Meeting and entitled to vote on the proposal.

MEETING INFORMATION

The accompanying proxy is solicited by the Board of Directors of Cleveland-Cliffs Inc. ("Cliffs" or the "Company") for use at the Annual Meeting of Shareholders to be held on April 24, 2018 (the "2018 Annual Meeting"), and any adjournments or postponements thereof. This proxy statement, the accompanying proxy card, and our 2017 Annual Report will be distributed on or about March 12, 2018 to our shareholders of record as of the Record Date.
PROXY MATERIALS
Notice of Internet Availability of Proxy Materials
In accordance with rules adopted by the SEC, we are using the Internet as our primary means of furnishing proxy materials to our shareholders. Accordingly, most shareholders will not receive paper copies of our proxy materials.
We will instead send our shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials and voting electronically over the Internet or by telephone, also known as Notice and Access. The notice also provides information on how shareholders may request paper copies of our proxy materials. We believe electronic delivery of our proxy materials will help us reduce the environmental impact and costs of printing and distributing paper copies and improve the speed and efficiency by which our shareholders can access these materials.
On or about March 12, 2018, the Company will mail to each shareholder (other than those shareholders who previously had requested paper delivery of proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials, including the Company’s 2018 Proxy Statement and the 2017 Annual Report on Form 10-K filed with the SEC, on the Internet and how to access a proxy card to vote via the Internet or by telephone.
The close of business on February 23, 2018 has been fixed as the Record Date of the 2018 Annual Meeting, and only shareholders of record at that time will be entitled to vote.
The Notice of Internet Availability will contain a 16-digit control number that recipients will need to access the proxy materials, to request paper or email copies of the proxy materials and to vote their shares via the Internet or by telephone.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 4

MEETING INFORMATION

Householding
We are permitted to send a single set of proxy materials to shareholders who share the same last name and address. This procedure is called “householding” and is designed to reduce our printing and postage costs. If you are the beneficial owner, but not the record holder, of Cliffs shares, your broker, bank or other nominee may only deliver one set of proxy materials and, as applicable, any other proxy materials that are delivered until such time as you or other shareholders sharing an address notify your nominee that you want to receive separate copies. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, either now or in the future, may submit this request by writing to our Secretary at Cleveland-Cliffs Inc., 200 Public Square, Suite 3300, Cleveland, Ohio 44114, or calling our Investor Relations department at (800) 214-0739, and they will be delivered promptly. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareowners at the shared address in the future.
Proxy Solicitation
We will bear the cost of solicitation of proxies. We have engaged Okapi Partners LLC to assist in the solicitation of proxies for fees and disbursements not expected to exceed approximately $16,000 in the aggregate. In addition, employees and representatives of the Company may solicit proxies, and we will request that banks and brokers or other similar agents or fiduciaries transmit the proxy materials to beneficial owners for their voting instructions and we will reimburse them for their expenses in so doing.
Voting Rights
Shareholders of record on the Record Date are entitled to vote at the 2018 Annual Meeting. On the Record Date, there were outstanding 297,407,651 common shares entitled to vote at the 2018 Annual Meeting. A majority of the common shares entitled to vote must be represented at the 2018 Annual Meeting, in person or by proxy, to constitute a quorum and to transact business. Each outstanding share is entitled to one vote in connection with each item to be acted upon at the 2018 Annual Meeting. You may submit a proxy by electronic transmission via the Internet, by telephone or by mail, as explained on your proxy card.
Voting of Proxies
The common shares represented by properly authorized proxies will be voted as specified. It is intended that the shares represented by proxies on which no specification has been made will be voted: FOR ALL of the nine nominees for director named herein or such substitute nominees as the Board may designate; FOR the approval, on an advisory basis, of our NEOs' compensation; and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm to serve for the 2018 fiscal year; and, at the discretion of the persons named as proxies, on all other matters that may properly come before the 2018 Annual Meeting.
Cumulative Voting for Election of Directors
If notice in writing shall be given by any shareholder to the President, an Executive Vice President or the Secretary of the Company, not less than 48 hours before the time fixed for the holding of the 2018 Annual Meeting, that such shareholder desires that the voting for the election of directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the 2018 Annual Meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he or she possesses at such election. Under cumulative voting, a shareholder may cast for any one nominee as many votes as shall equal the number of directors to be elected, multiplied by the number of his or her shares. All such votes may be cast for a single nominee or may be distributed among any two or more nominees as he or she may desire. If cumulative voting is invoked, and unless contrary instructions are given by a shareholder who signs a proxy, all votes represented by such proxy will be cast in such manner and in accordance with the discretion of the person acting as proxy as will result in the election of as many of our Board’s nominees as is possible.
Counting Votes
The results of shareholder voting will be tabulated by the inspector of elections appointed for the 2018 Annual Meeting. We intend to treat properly authorized proxies as “present” for purposes of determining whether a quorum has been achieved at the 2018 Annual Meeting.
Abstentions and broker non-votes will have no effect with respect to the election of directors. Abstentions will have the effect of votes against, and broker non-votes will have no effect, with respect to the advisory votes regarding the compensation of our NEOs. Abstentions will have the effect of votes against with respect to the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. The ratification of Deloitte & Touche LLP as our independent registered public accounting firm is a routine matter and, as a result, we do not expect to have broker non-votes with respect to this proposal.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 5

CORPORATE GOVERNANCE

BOARD LEADERSHIP STRUCTURE
The Chairman of our Board is Lourenco Goncalves, who is also our President and Chief Executive Officer ("CEO"). Pursuant to our Corporate Governance Guidelines, when the positions of Chairman and CEO are held by one individual or if the Chairman is a Cliffs’ executive, then the Governance and Nominating Committee (the "Governance Committee") recommends to the Board a Lead Director. Douglas C. Taylor currently serves as our Lead Director. The Board believes that this leadership structure is the optimal structure to guide our Company and to maintain the focus to achieve our business goals and represents our shareholders' interests.
Under this leadership structure, Mr. Goncalves, as Chairman, is responsible for overseeing and facilitating communications between our management and the Board, for setting the meeting schedules and agendas, and leading Board discussions during Board meetings. In his combined role, Mr. Goncalves has the benefit of Cliffs’ personnel to help with extensive meeting preparation, responsibility for the process of recordkeeping of all Board deliberations, and the benefit of direct daily contact with management and the internal audit department. The Chairman works closely with the Lead Director in setting meeting agendas and in ensuring that essential information is communicated effectively to the Board.
The Lead Director’s responsibilities include: chairing executive session meetings of the independent directors; leading the Board’s processes for evaluating the CEO; presiding at all meetings of the Board at which the Chairman is not present; serving as a liaison between the Chairman and the independent directors; and meeting separately at least annually with each director.
This leadership structure provides our Chairman with the readily available resources to manage the affairs of the Board while allowing our Lead Director to provide effective and timely advice and guidance. Our governance process is based on our Corporate Governance Guidelines, which are available on our website at www.clevelandcliffs.com.
In accordance with the New York Stock Exchange’s (the "NYSE") corporate governance listing standards, our non-management directors meet at regularly scheduled executive sessions without management present. These meetings take place at least once quarterly.
BOARD'S ROLE IN RISK OVERSIGHT
The Board as a whole oversees our enterprise risk management ("ERM") process. The Board executes its risk oversight role in a variety of manners. The full Board regularly discusses the key strategic risks facing Cliffs, and the Board has an annual meeting devoted to strategic planning, including discussion of Cliffs’ principal strategic risks.
In addition, the Board delegates oversight responsibility for certain areas of risk to its committees. Generally, each committee oversees risks that are associated with the purpose of and responsibilities delegated to that committee. For example, the Audit Committee oversees risks related to accounting and financial reporting. In addition, pursuant to its charter, the Audit Committee periodically reviews our ERM process. The Compensation and Organization Committee (the "Compensation Committee") monitors risks related to development and succession planning for the CEO and executive officers, and compensation and related policies and programs for executive and non-executive officers and management. The Governance Committee handles risks with respect to board organization, membership and structure, succession planning and corporate governance matters. The Strategy Committee oversees our strategic plan and annual management objectives and oversees, advises on and monitors opportunities and risks relating to our strategic plan. As appropriate, the respective committees’ Chairpersons provide reports to the full Board.
Through the ERM process, management is responsible for the day-to-day management of Cliffs’ risks. The ERM process includes the involvement of management in the identification, assessment, mitigation and monitoring of a wide array of potential risks from strategic to operational to compliance-related risks throughout the Company. Executive management regularly reports to the Board or relevant committees regarding Cliffs’ key risks and the actions being taken to manage these risks.
The Company believes that its leadership structure supports the risk oversight function of the Board. Except for the Strategy Committee, independent directors chair our committees, which are each involved with risk oversight, and all directors actively participate in the Board’s risk oversight function.
BOARD MEETINGS AND COMMITTEES
Our directors discharge their responsibilities in a variety of ways, including reviewing reports to directors, visiting our facilities, corresponding with the Chairman, President and CEO, and conducting telephone conferences with the Chairman, President and CEO and directors regarding matters of interest and concern to Cliffs. In addition, our directors have regular access to our senior management. All committees regularly report their activities, actions and recommendations to the Cliffs Board.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 6

CORPORATE GOVERNANCE

During 2017, our Board held 5 in person meetings and 3 telephonic meetings. Each director attended, either in person or by telephone conference, at least 95% of the Board and committee meetings held while serving as a director or committee member in 2017. Pursuant to Board policy, all serving directors are expected to attend all Board and committee meetings, as well as our annual meetings of shareholders. All of our directors who were standing for re-election and were incumbent directors at the time of the 2017 Annual Meeting attended the meeting.
The Board of Directors currently has four standing committees: the Audit Committee, the Compensation Committee, the Governance Committee and the Strategy Committee. Each of these four committees have a charter that can be found on our website at www.clevelandcliffs.com/investors under “Corporate Governance” then “Committees.” A biographical overview of the members of our committees can be found beginning on page 14.
Board Committees

AUDIT COMMITTEE	Members: 4
Independent: 4
Audit Committee Financial Experts: 3
2017 Meetings: 7
Responsibilities:
▪
Reviews with our management, the internal auditors and the independent registered public accounting firm, the adequacy and effectiveness of our system of internal control over financial reporting
▪
Reviews significant accounting matters
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Reviews quarterly unaudited financial information prior to public release
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Approves the audited financial statements prior to public distribution
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Approves our assertions related to internal controls prior to public distribution
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Reviews any significant changes in our accounting principles or financial reporting practices
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Has the authority and responsibility to evaluate our independent registered public accounting firm; discusses with the independent registered public accounting firm their independence and considers the compatibility of non-audit services with such independence
▪
Annually selects and retains our independent registered public accounting firm to examine our financial statements and reviews, approves and retains the services performed by our independent registered public accounting firm
▪
Approves management’s appointment, termination or replacement of the head of Internal Audit
▪
Conducts a legal compliance review at least annually

Chair: John T. Baldwin	Members: Robert P. Fisher, Jr., Eric M. Rychel, and Michael D. Siegal

COMPENSATION AND ORGANIZATION COMMITTEE	Members: 4
Independent: 4
2017 Meetings: 7
Responsibilities:
•
Oversees development and implementation of Cliffs' compensation policies and programs for executive officers
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Ensures that criteria for awards under incentive plans relate to Cliffs' strategic plan and operating performance objectives and approves equity-based awards
•
Reviews and evaluates CEO and executive officer performance and approves compensation (with the CEO's compensation being subject to ratification by the independent members of the Board)
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Recommends to the Cliffs Board the election and compensation of officers
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Assists with management development and succession planning
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Reviews employment and severance plans and oversees regulatory compliance of compensation matters and related party transactions
•
Obtains the advice of outside experts with regard to compensation matters
•
May, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee

Chair: Robert P. Fisher, Jr.	Members: Joseph A. Rutkowski, Jr., Gabriel Stoliar and Douglas C. Taylor

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 7

CORPORATE GOVERNANCE

GOVERNANCE AND NOMINATING COMMITTEE	Members: 4
Independent: 4
2017 Meetings: 5
Responsibilities:
▪
Oversees annual review of our Corporate Governance Guidelines and our Guidelines for Selection of Nonemployee Directors and periodic review of external developments in corporate governance matters generally
▪
Periodically reviews and makes recommendations regarding the CEO's authorized levels for corporate expenditures
▪
Establish and maintains, with the Audit Committee, procedures for review of related party transactions
▪
Monitors the Board governance process and provides counsel to the CEO on Board governance and other matters
▪
Recommends changes in membership and responsibility of Board committees
▪
Acts as the Board’s Nominating Committee and Proxy Committee in the election of directors
▪
Annually reviews and administers our director compensation plans and benefits, and makes recommendations to the Board with respect to compensation plans and equity-based plans for directors
▪
Other responsibilities include oversight of annual evaluation of the Board and CEO and monitoring risks associated with Board organization, membership, structure and succession planning

Chair: Douglas C. Taylor	Members: Susan M. Green, Michael D. Siegal and Gabriel Stoliar

STRATEGY COMMITTEE	Members: 3
Independent: 2
2017 Meetings: 5
Responsibilities:
•
Oversees Cliffs’ strategic plan, annual management objectives and operations and monitors risks relevant to management's strategy
•
Provides advice and assistance with developing our current and future strategy
•
Provides follow up oversight with respect to the comparison of actual results with estimates for major projects and post-deal integration
•
Ensures that Cliffs has appropriate strategies for managing exposures to economic and hazard risks
•
Assesses Cliffs’ overall capital structure and its capital allocation priorities
•
Assists management in determining the resources necessary to implement Cliffs’ strategic and financial plans; monitors the progress and implementation of Cliffs' strategy

Chair: Lourenco Goncalves	Members: Joseph A. Rutkowski, Jr. and Gabriel Stoliar

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 8

CORPORATE GOVERNANCE

IDENTIFICATION AND EVALUATION OF DIRECTOR CANDIDATES
Shareholder Nominees
The policy of the Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating nominations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Cliffs Board and to address the membership criteria set forth below under “Board Diversity and Director Qualifications.” Any shareholder nominations proposed for consideration by the Governance Committee should include: (i) complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, and particular fields of expertise; (ii) an indication of the nominee’s consent to serve as a director if elected; and (iii) the reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director. Shareholder nominations should be addressed to Cleveland-Cliffs Inc., 200 Public Square, Suite 3300, Cleveland, Ohio 44114, Attention: Secretary. Our Regulations provide that at any meeting of shareholders at which directors are to be elected, only persons nominated as candidates will be eligible for election.
Board Diversity and Director Qualifications
Although there is no specific board diversity policy in place presently, the Governance Committee does consider such factors as it deems appropriate and consistent with our Corporate Governance Guidelines, the charter of the Governance Committee and other criteria established by our Board, which includes diversity. The Governance Committee’s goal in selecting directors for nomination to the Cliffs Board generally is to seek to create a well-balanced team that combines diverse experience, skill and intellect of seasoned directors in order to enable us to pursue our strategic objectives. The Governance Committee has not reduced the qualifications for service on the Cliffs Board to a checklist of specific standards or minimum qualifications, skills or qualities. Rather, the Governance Committee seeks, consistent with the vacancies existing on our Board at any particular time and the interplay of a particular candidate’s experience with the experience of other directors, to select individuals whose business experience, knowledge, skills, diversity and integrity would be considered a desirable addition to our Board and any committees thereof. In addition, the Governance Committee annually conducts a review of incumbent directors in order to determine whether a director should be nominated for re-election to the Cliffs Board.
Identifying and Evaluating Nominees for Directors
The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly reviews the appropriate size of our Board and whether any vacancies on our Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee considers various potential candidates for director. Applicable considerations include: whether the current composition of the Cliffs Board is consistent with the criteria described in our Corporate Governance Guidelines; whether the candidate submitted possesses the qualifications that generally are the basis for selection of candidates to the Cliffs Board; and whether the candidate would be considered independent under the rules of the NYSE and our standards with respect to director independence. Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, shareholders or other persons. As described above, the Governance Committee considers properly submitted nominations for candidates for the Cliffs Board. Following verification of the recommending shareholder’s status, recommendations are considered by the Governance Committee at its next regularly scheduled meeting. Final approval of any candidate is determined by our full Board.
COMMUNICATIONS WITH DIRECTORS
Shareholders and interested parties may communicate with the Lead Director, our non-management directors as a group or the Cliffs Board by writing to the Lead Director at Cleveland-Cliffs Inc., 200 Public Square, Suite 3300, Cleveland, Ohio 44114. As set forth in the Corporate Governance Guidelines, the Lead Director will report to the full Board any communications that are directed at all members of the Cliffs Board. The Secretary routinely filters communications that are solicitations or complaints, unrelated to Cliffs or Cliffs' business or determined to pose a possible security risk to the addressee.
CODE OF BUSINESS CONDUCT AND ETHICS
We have adopted a Code of Business Conduct and Ethics (the "Ethics Code"), which applies to all of our directors, officers and employees. The Ethics Code is available on our website at www.clevelandcliffs.com in the Corporate Governance section under "Investors." We intend to post amendments to or waivers from our Ethics Code (to the extent applicable to our principal executive officer, principal financial officer or principal accounting officer) on our website. Reference to our website and the contents thereof do not constitute incorporation by reference of the information contained on our website, and such information is not part of this proxy statement.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 9

CORPORATE GOVERNANCE

INDEPENDENCE AND RELATED PARTY TRANSACTIONS
Our Board has determined that each of the current directors standing for re-election, other than Mr. Goncalves, and all of the current members of the Audit, Governance, and Compensation Committees, have no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the NYSE director independence standards. Mr. Goncalves is our Chairman, President and CEO, and, as such, is not considered independent.
Since January 1, 2017, there has been one transaction, in which Cliffs was a participant and the amount exceeds $120,000, and in which a related person had or will have a direct or material interest. We recognize that transactions between us and any of our directors or executive officers can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our shareholders.
We have a written Related Party Transactions Policy, pursuant to which we only will enter into related party transactions if our CEO and Chief Legal Officer determine that the transaction is comparable to those that could be obtained in arm’s length dealings with an unrelated third party. If the transaction is approved by our CEO and Chief Legal Officer, then the transaction also must be approved by the disinterested members of our Audit Committee. For purposes of our policy, we define a related person as any person who is a director, executive officer, nominee for director or an immediate family member of a director, an executive officer or a nominee for director. We define a related party transaction as a transaction, agreement or relationship in which Cliffs was, is or will be a participant, the amount of the transaction exceeds $120,000, and a related person has or will have a direct or indirect material interest. However, compensation paid by Cliffs for service as a director or executive officer of the Company is not deemed to be a related party transaction, even if the aggregate amount involved exceeds $120,000. Under our policy, any related party transactions are reviewed by the Audit Committee at each quarterly committee meeting.
In September 2016, Cliffs hired Mr. Celso Goncalves, the son of our Chairman, President and CEO, as our Assistant Treasurer. Cliffs had an opening for a candidate with a strong investment banking background as well as a potential successor to our Treasurer role. Mr. Celso Goncalves has a depth of senior level investment banking experience with Deutsche Bank and Jefferies, LLC as well as other relevant experience and was an appropriate match for the role. With respect to fiscal year 2017, Mr. Celso Goncalves was paid a salary of $204,500, earned incentive compensation under the Management Performance Incentive Plan of $168,302 and participated in other regular and customary employee benefit plans, programs generally available to our employees. In addition, in February 2017, Mr. Celso Goncalves was granted a Restricted Stock Unit Award of 3,570 common shares, which had a grant date value of $41,662 and a Performance Share Award of 3,570 common shares, which had a grant date value of $41,662, as well as a Performance Cash Award of $35,020. Effective January 1, 2018, Mr. Celso Goncalves was promoted to Vice President, Treasurer and named an officer of Cliffs. The foregoing compensation arrangement is considered a Related Party Transaction under our policy. Mr. Celso Goncalves' compensation was reviewed and approved by our Audit Committee in accordance with the policy.
We have entered into indemnification agreements with each current member of the Board. The form and execution of the indemnification agreements were approved by our shareholders at the Annual Meeting convened on April 29, 1987. The indemnification agreements essentially provide that, to the extent permitted by Ohio law, we will indemnify the indemnitee against all expenses, costs, liabilities and losses (including attorneys’ fees, judgments, fines or settlements) incurred or suffered by the indemnitee in connection with any suit in which the indemnitee is a party or otherwise involved as a result of his or her service as a member of the Board. In connection with the indemnification agreements, we have a trust agreement with KeyBank National Association pursuant to which the parties to the indemnification agreements may be reimbursed with respect to enforcing their respective rights under the indemnification agreements.
In 2004, we reached an agreement with the United Steelworkers (the "USW") pursuant to which the USW may designate a member to the Board provided that the individual is acceptable to the Chairman, is recommended by the Board Affairs Committee (now known as the Governance Committee), and is then approved by the full Board to be considered a director nominee. In 2007, Susan Green was first proposed by the USW, elected to the Board by Cliffs’ shareholders in July 2007, and re-elected in each of the years 2008 through 2013. As a result of the proxy contest in 2014, Ms. Green was not re-elected but was asked by the reconstituted Board to re-join the Board and was subsequently appointed on October 15, 2014 and re-elected in 2015, 2016 and 2017.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 10

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

Our Amended and Restated 2014 Nonemployee Directors' Compensation Plan (the "Directors' Plan"), which is further described below, allows for a combination of cash and equity compensation for our nonemployee directors.
Cash Compensation
Commencing July 1, 2017, each nonemployee director receives the following cash payments, paid in equal quarterly amounts, for his or her Board retainer and committee assignments.

Board Form of Cash Compensation	2017 ($)
Annual Retainer	120,000
Lead Director Annual Retainer	48,000
Audit Committee Chair Annual Retainer	24,000
Compensation Committee Chair Annual Retainer	15,000
Governance Committee Chair Annual Retainer	12,000
In addition, customary expenses for attending Board and committee meetings are reimbursed. Employee directors receive no additional compensation for their service as directors. The Company does not fund any type of retirement or pension plan for nonemployee directors.
Retainer Share Election Program
Starting in July 2015, the Governance Committee recommended and the Board adopted a Nonemployee Director Retainer Share Election Program pursuant to which nonemployee directors may elect to receive all or certain portions of their annual retainer and any other fees earned in cash in Cliffs common shares. Election is voluntary and irrevocable for the applicable election period and shares issued under this program must be held for six months from the issuance date. The number of shares received each quarter are calculated by dividing the value of the quarterly cash retainer amount by the closing market price on the date of payment. Four of our eight nonemployee directors participated in this program during 2017.
Equity Grants
During 2017, our nonemployee directors received restricted share awards under the Directors’ Plan. For 2017, nonemployee directors were granted a number of restricted shares, with a value equal to $100,000, based on the closing price of the Company’s common shares on the NYSE on April 25, 2017, the date of the Company’s annual meeting of shareholders in 2017, subject to any deferral election and pursuant to the terms of the Directors’ Plan and an award agreement, effective on April 25, 2017.
Directors receive dividends, if any, on their restricted share awards and may elect that all cash dividends with respect to restricted shares be deferred and reinvested in additional common shares. Those additional common shares are subject to the same restrictions as the underlying award. Cash dividends not subject to a deferral election will be paid to the director without restriction.
Share Ownership Guidelines
We have established Director Share Ownership Guidelines and assess each director’s compliance with the guidelines on a quarterly basis. The Director Share Ownership Guidelines provide that each director hold or acquire common shares of the Company having a market value equal to at least 3.5x the current annual retainer within five years of becoming a director. As of December 31, 2017, Messrs. Baldwin, Fisher, Rutkowski, Siegal, Stoliar and Taylor and Ms. Green were in compliance with the guidelines, but we note that all directors are within the applicable timeframe to reach compliance.
Deferrals
The Directors’ Plan gives nonemployee directors the opportunity to defer all or a portion of their awards that are denominated or payable solely in shares. Deferred share accounts earn dividend equivalents at the end of each quarter based on any cash dividends we pay during the quarter, which dividend equivalents are credited to the accounts in the form of additional deferred shares. The amounts in the director’s deferral account together with any deferred dividends, will be paid to the director in the form elected after such director’s termination of service, death, or a change in control of Cliffs. Cliffs has a trust agreement with KeyBank National Association relating to the Directors’ Plan in order to fund and pay our deferred compensation obligations under the Directors' Plan.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 11

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION FOR 2017
The following table, supported by the accompanying footnotes and the narrative above, sets forth for fiscal year 2017 all compensation earned by the individuals who served as our nonemployee directors at any time during 2017.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
J. T. Baldwin	132,000	100,000	—	232,000
R.P. Fisher, Jr.	123,750	100,000	—	223,750
S. M. Green	110,000	100,000	—	210,000
J.A. Rutkowski, Jr.	110,000	100,000	—	210,000
E.M. Rychel	110,000	100,000	—	210,000
J. S. Sawyer (3)	50,000	—	—	50,000
M. D. Siegal	110,000	100,000	—	210,000
G. Stoliar	110,000	100,000	—	210,000
D. C. Taylor	165,000	100,000	—	265,000

(1)	The amounts listed in this column reflect the aggregate cash dollar value of all earnings in 2017 for annual retainer fees and chair retainers.

(2)
The amounts reported in this column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 for the nonemployee directors’ restricted share awards granted during 2017, which awards are further described above, and whether or not deferred by the director. The grant date fair value of the nonemployee directors’ restricted share award of 13,831 shares on April 25, 2017 was $7.23 per share ($100,000). Messrs. Rychel and Siegal elected to defer all or a portion of their restricted share award under the Directors' Plan. As of December 31, 2017, the aggregate number of restricted shares subject to forfeiture held by each nonemployee director was as follows: Mr. Baldwin - 50,385; Mr. Fisher - 50,385; Ms. Green - 50,385; Mr. Rutkowski - 50,385; Mr. Rychel - 6,845; Mr. Siegal - 28,650; Mr. Stoliar - 50,385; and Mr. Taylor - 50,385. As of December 31, 2017, the aggregate number of unvested deferred share units allocated to the deferred share accounts of Messrs. Rychel and Siegal under the Directors' Plan were 13,831 and 21,735, respectively.

(3)	Mr. Sawyer served as a director until April 25, 2017.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 12

PROPOSAL 1	ELECTION OF DIRECTORS

The Board has nominated John T. Baldwin, Robert P. Fisher, Jr., Lourenco Goncalves, Susan M. Green, Joseph A. Rutkowski, Jr., Eric M. Rychel, Michael D. Siegal, Gabriel Stoliar and Douglas C. Taylor to serve until the next Annual Meeting of Shareholders or until their successors shall be elected. All of the nominees are independent under the NYSE corporate governance rules, except for Mr. Goncalves. All of the nominees were elected by the shareholders at the Annual Meeting of Shareholders held on April 25, 2017.
Each of the director nominees has consented to his or her name being submitted by Cliffs as a nominee for election as a member of the Cliffs Board. Each such nominee has further consented to serve as a member of the Cliffs Board if elected. Should any nominee decline or be unable to accept such nomination to serve as a director, an event that we currently do not anticipate, the persons named as proxies reserve the right, in their discretion, to vote for a lesser number of nominees or for substitute nominees designated by the directors, to the extent consistent with our Regulations.
The members and nominees for the Cliffs Board have diversified professional experience in general management, steel manufacturing and processing, mining, metallurgical engineering, operations, finance, investment banking, labor, law and other fields. There is no family relationship among any of our nominees and executive officers. The average age of the nominees currently serving on the Cliffs Board is 59, ranging from ages 44 to 65. The average years of service of the nominees currently serving on the Cliffs Board is 4.1 years, ranging from 1 year to over 10 years of service.
In the election of directors, the nominees receiving a plurality vote of the shares will be elected. However, under our current majority voting policy, any director-nominee that is elected in an uncontested election but fails to receive a majority of votes cast (which excludes abstentions and broker non-votes) is expected to tender his or her resignation, which resignation will be considered by the Governance Committee and our Board.
Under Ohio law, shareholders have the right to exercise cumulative voting in the election of directors as described under “Cumulative Voting for Election of Directors” on page 5. If cumulative voting rights are in effect for the election of directors, which we currently do not anticipate to be the case, you may allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold.

☑	THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ON THE FOLLOWING PAGES.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 13

PROPOSAL 1 ELECTION OF DIRECTORS

INFORMATION CONCERNING DIRECTOR NOMINEES

JOHN T. BALDWIN

Former Director and Chairman of the Audit Committee of Metals USA Holdings Corp., a provider of a wide range of products and services in the heavy carbon steel, flat-rolled steel, specialty metals, and building products markets, from January 2006 to April 2013; Senior Vice President and Chief Financial Officer of Graphic Packaging Corporation, 2003 to 2005.

Qualifications:  Mr. Baldwin has experience as a former Audit Committee Chairman and retired Chief Financial Officer with over twenty-five years of increasing financial responsibility. Mr. Baldwin holds a Bachelor of Science degree from the University of Houston and J.D. from the University of Texas School of Law. Mr. Baldwin has worked abroad for several years and has a broad range of experience structuring and negotiating complicated financial and M&A transactions.

Director Since: 2014	Other Current Public Directorships: None
Age: 61	Former Directorships:
Metals USA Holdings Corp. (2006 - 2013)
The Genlyte Group Incorporated (2003 - 2008)

ROBERT P. FISHER, JR.

President and Chief Executive Officer of George F. Fisher, Inc., a private investment company that manages a portfolio of public and private investments, since 2002. Mr. Fisher served in various positions with Goldman, Sachs & Co., a global investment banking firm, from 1982 until 2001, eventually serving as Managing Director and head of its Canadian Corporate Finance and Canadian Investment Banking units for eight years and then as head of Goldman Sachs Investment Banking Mining Group.

Qualifications: During Mr. Fisher's tenure at Goldman, Sachs & Co., he worked extensively with many of the leading North American metals and mining companies, and also served as the head of Goldman's Investment Banking Mining Group. Mr. Fisher has vast experience in the investment and finance industries which included advising the boards of numerous public companies. Mr. Fisher has served on the Audit Committee, the Nominating and Corporate Governance Committee and as chair of the Human Resources Committee of CML Healthcare, Inc. Mr. Fisher holds a Bachelor of Arts degree from Dartmouth College and a Master of Arts degree in Law and Diplomacy from Tufts University.

Director Since: 2014	Other Current Public Directorships: None
Age: 63	Former Directorships:
CML Healthcare, Inc. (2010 - 2013)

LOURENCO GONCALVES

Chairman of the Board, President and Chief Executive Officer of the Company since August 2014; Chairman, President and Chief Executive Officer of Metals USA Holdings Corp., an American manufacturer and processor of steel and other metals from May 2006 through April 2013; President, Chief Executive Officer and a director of Metals USA Inc. from February 2003 through April 2006. Prior to Metals USA, Mr. Goncalves served as President and Chief Executive Officer of California Steel Industries, Inc. from March 1998 to February 2003.

Qualifications:  Mr. Goncalves brings more than 30 years of experience in the metals and mining industries, as well as extensive board experience, in the United States and abroad. Mr. Goncalves earned a Bachelor's degree in Metallurgical Engineering from the Military Institute of Engineering in Rio de Janeiro, Brazil and a Masters of Science degree in Metallurgical Engineering from the Federal University of Minas Gerais in Belo Horizonte, Brazil. Mr. Goncalves was most recently recognized as a Distinguished Member and Fellow by the Association for Iron & Steel Technology.

Director Since: 2014	Other Current Public Directorships:
Age: 60	American Iron and Steel Institute (2014)
Former Directorships:
Ascometal SAS (2011 - 2014)
Metals USA Holdings Corp. (2006 - 2013)
Metals USA Inc. (2003 - 2006)

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 14

PROPOSAL 1 ELECTION OF DIRECTORS

SUSAN M. GREEN

Served as Deputy General Counsel, U.S. Congress Office of Compliance, which enforces the labor and employment laws for the Legislative Branch, from November 2007 through September 2013. Prior to that position, Ms. Green held several appointments in the U.S. Department of Labor during the Administration of President Bill Clinton (1999-2001), and served as Chief Labor Counsel for then-Senator Edward M. Kennedy (1996-1999).

Qualifications:  Ms. Green was originally proposed as a nominee for the Board by the USW pursuant to the terms of our 2004 labor agreement. Ms. Green has served as both a labor organizer and as an attorney representing organized labor. Ms. Green brings her diverse experiences as labor attorney and an alternative point of view to our Board. Ms. Green received her J.D. from Yale Law School and an A.B. from Harvard College.

Director Since: 2007	Other Current Public Directorships: None
Age: 59	Former Directorships:
Cleveland-Cliffs Inc.

JOSEPH A. RUTKOWSKI, JR.

Principal of Winyah Advisors LLC, a management consulting firm, since 2010; former Executive Vice President of Nucor Corporation (“Nucor”), the largest steel producer in the United States, from 1998 to 2010; various previous capacities at Nucor that included: Manager of Melting and Casting at the Nucor steel division from 1991 to 1992; General Manager from 1992 to 1998; Vice President from 1993 to 1998.

Qualifications:  Mr. Rutkowski has over 30 years of experience in the steel industry, including 12 years of service as executive vice president of Nucor. Mr. Rutkowski holds a Bachelor's of Science in Mechanics and Materials Science from Johns Hopkins University.

Director Since: 2014	Other Current Public Directorships:
Age: 63	Insteel Industries, Inc. (2015) Cenergy Holdings SA (2016)
Former Directorships: None

ERIC M. RYCHEL

Executive Vice President, Chief Financial Officer and Treasurer of Aleris Corporation, a global leader in the manufacture and sale of aluminum rolled products; Senior Vice President and Chief Financial Officer of Aleris Corporation from April 2014 - December 2014; Vice President and Treasurer of Aleris Corporation from 2012 - 2014; Managing Director, Industrials Group at Barclays Capital, Inc. from 2010 - 2012.

Qualifications:  As Aleris' Chief Financial Officer since 2014, Mr. Rychel leads all of Aleris' capital structure and key initiatives in finance. He provides leadership for the global finance, investor relations and IT functions, and also chairs Aleris' risk and benefits committees. Mr. Rychel received his Bachelor of Science in Economics degree from Wharton School of the University of Pennsylvania.

Director Since: 2016	Other Current Public Directorships: None
Age: 44	Former Directorships: None

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 15

PROPOSAL 1 ELECTION OF DIRECTORS

MICHAEL D. SIEGAL
Chairman and Chief Executive Officer of Olympic Steel, Inc., a publicly traded company since 1994, focused on the value-added processing of flat rolled and tubing metal products, since 1984.
Qualifications: Under Mr. Siegal’s leadership, Olympic Steel, Inc. experienced consistent growth and has been transformed from a family-owned steel distributor to a publicly-traded fully-integrated, value added processor and supply chain manager serving the outsourcing needs of America’s largest manufacturers. Olympic Steel, Inc. has grown from $35 million to more than $1 billion in revenues. Mr. Siegal received his Bachelor of Science degree from Miami University.

Director Since: 2014		Other Current Public Directorships:
Age: 65		Olympic Steel, Inc. (1994)
Former Directorships: None

GABRIEL STOLIAR

Managing Partner of Studio Investimentos, an asset management firm focused on Brazilian equities, since 2009; Chairman of the board of directors of Tupy S.A., a foundry and casting companies, since 2009; board of directors of Knijnik Engenharia Integrada, an engineering company, from 2013 to 2018; board of directors of LogZ Logistica Brasil S.A., a ports logistic company, since 2011; Chief Financial Officer and Head of Investor Relations and subsequently as Executive Director of Planning and Business Development at Vale S.A., a Brazilian multinational diversified metals and mining company, from 1997 to 2008.

Qualifications: Mr. Stoliar brings to the Board his vast experience in and relating to the metals and mining industries along with his extensive experience serving on various boards of directors. Mr. Stoliar holds a Bachelor’s of Science in Industrial Engineering from the Universidade Federal do Rio de Janeiro, a post graduate degree in Production Engineering with focus in Industrial Projects and Transportation from the Universidade Federal do Rio de Janeiro and an Executive MBA from PDG-SDE/RJ.

Director Since: 2014	Other Current Public Directorships:
Age: 63	Tupy S.A. (2009)
Former Directorships: None

DOUGLAS C. TAYLOR

Lead Director of the Board since August 2014. Former Managing Partner of Casablanca Capital LP, a hedge fund, from 2010-2016; Managing Director at Lazard Freres, a leading financial advisory and asset management firm, from 2002 to 2010; Chief Financial Officer and director at Sapphire Industrials Corp., from 2008 to 2010.

Qualifications: Mr. Taylor's extensive financial and strategic advisory investment experience, including advising public companies, is invaluable to Cliffs. Mr. Taylor holds a Bachelor of Arts degree in Economics from McGill University and a Master of Arts degree in International Affairs from Columbia University School of International and Public Affairs.

Director Since: 2014	Other Current Public Directorships: None
Age: 53	Former Public Directorships:
Sapphire Industrials Corp. (2008 - 2010)

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 16

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our directors and officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Directors, officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file.
Based solely on our review of the copies of such forms we have received, and written representations by such persons, we believe that all of our directors, officers and greater than 10% shareholders complied with all filing requirements applicable to them with respect to transactions in our equity securities during the fiscal year ended December 31, 2017.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 17

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

The following table sets forth the amount and percent of common shares that, as of February 23, 2018 (except as otherwise indicated), are deemed under the rules of the SEC to be “beneficially owned” by each director named in this proxy statement, by our CEO, Chief Financial Officer (the "CFO") and the other NEOs as identified in the 2017 Summary Compensation Table below by such persons, individually and collectively by the directors named in this proxy statement and the other executive officers as a group, and by any person or “group” (as the term is used in the Exchange Act) known to us as of that date to be a “beneficial owner” of more than five percent or more of the outstanding common shares. None of the shares owned by our directors, director nominees or executive officers are pledged as security.

Name of Beneficial Owner	Amount and Nature of “Beneficial Ownership” (1)
	Beneficial Ownership	Investment Power		Voting Power		Percent of Class (2)
		Sole	Shared	Sole	Shared
Directors
John T. Baldwin	87,991	87,991	—	87,991	—	—
Robert P. Fisher, Jr.	81,755	81,755	—	81,755	—	—
Susan M. Green	71,672	71,671	—	71,671	—	—
Joseph A. Rutkowski, Jr.	87,067	87,067	—	87,067	—	—
Eric M. Rychel	14,845	14,845	—	14,845	—	—
Michael D. Siegal	76,735	76,735	—	76,735	—	—
Gabriel Stoliar	132,909	132,909	—	132,909	—	—
Douglas C. Taylor	121,559	121,559	—	121,559	—	—
Named Executive Officers
Lourenco Goncalves	1,411,529	1,411,529	—	1,411,529	—	—
Timothy K. Flanagan	56,131	56,131	—	56,131	—	—
Terry G. Fedor	102,061	102,061	—	102,061	—	—
Clifford T. Smith	129,003	129,003	—	129,003	—	—
P. Kelly Tompkins	96,449	96,449	—	96,449	—
All Current Directors and Executive Officers as a group (16 Persons)	2,656,988	2,656,988	—	2,656,988	—	—
Other Persons
The Vanguard Group, Inc. (3) 100 Vanguard Blvd. Malvern, PA 19355	25,109,154	24,765,710	343,444	330,858	37,800	8.44
BlackRock Inc. (4) 55 East 52nd Street New York, NY 10055	20,192,937	19,507,764	—	2,019,237	—	6.79
(1)
Under the rules of the SEC, “beneficial ownership” includes having or sharing with others the power to vote or direct the investment of securities. Accordingly, a person having or sharing the power to vote or direct the investment of securities is deemed to “beneficially own” the securities even if he or she has no right to receive any part of the dividends on or the proceeds from the sale of the securities. Also, because “beneficial ownership” extends to persons, such as co-trustees under a trust, who share power to vote or control the disposition of the securities, the very same securities may be deemed “beneficially owned” by two or more persons shown in the table. Information with respect to “beneficial ownership” shown in the table above is based upon information supplied by our directors, nominees and executive officers and filings made with the SEC or furnished to us by any shareholder.
(2)
Less than one percent, except as otherwise indicated.
(3)
The Vanguard Group, Inc. reported its ownership on Amendment No. 6 to Schedule 13G filed with the SEC on February 9, 2018.
(4)
BlackRock Inc. reported its ownership on Amendment No. 1 to Schedule 13-G filed with the SEC on February 8, 2018.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 18

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides certain information as of December 31, 2017 regarding securities to be issued pursuant to outstanding stock options, restricted stock units and performance-based awards and securities remaining available for issuance under our equity plans. The Amended and Restated Cliffs Natural Resources Inc. 2012 Incentive Equity Plan (the "A&R 2012 ICE Plan"); the Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan, as amended (the "2015 Equity Plan"); the Amended and Restated Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan (the "A&R 2015 Equity Plan"); the Cliffs Natural Resources Inc. 2015 Employee Stock Purchase Plan (the "ESPP"); and the Directors' Plan have been approved by shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	8,772,891	(1)	$10.25	(2)	27,218,652	(3)
Equity Compensation Plans Not Approved by Security Holders	—		__		—
Total	8,772,891				27,218,652

(1)	Includes the following securities to be issued upon exercise or vesting of:

•
1,801,260 performance share awards from the A&R 2012 ICE Plan, 1,097,066 performance share awards from the 2015 Equity Plan and 498,212 performance share awards from the A&R 2015 Equity Plan, which assumes a maximum payout of 200% upon meeting certain performance targets (as a result, this aggregate reported number may overstate actual dilution);

•	4,403,112 restricted stock units for employees under both employee plans and 373,371 under the Directors' Plan;

•	599,870 stock options for which all are vested and exercisable as of December 31, 2017; and

•	0 shares from the ESPP.
The 2015 Equity Plan and the A&R 2015 Equity Plan use a fungible share pool under which each share issued pursuant to an option or stock appreciation right ("SAR") reduces the number of shares available by one share and each share issued pursuant to awards other than options or SARs reduces the number of shares available by two shares. This aggregated reported number reflects the actual number of shares that would be issued in settlement of these awards, and does not reflect the fungible impact on the 2015 Equity Plan and the A&R 2015 Equity Plan if these awards were earned in total, which impact would be 11,996,780 shares.

(2)	Restricted stock units and performance-based awards are not taken into account in the weighted-average exercise price as such awards have no exercise price.

(3)	Includes the following securities:

•
16,606,386 common shares remaining available under the A&R 2015 Equity Plan that may be issued in respect of stock options, SARs, restricted shares, restricted stock units, deferred shares, performance shares, performance units, retention units and dividends or dividend equivalents;

•
612,266 common shares remaining available under the Directors’ Plan that may be issued in respect of restricted shares, restricted stock units, deferred shares and other awards that may be denominated or payable in, valued by or reference to or based on common shares or factors that may influence the value of the common shares; and

•	10,000,000 common shares authorized for purchase under the ESPP.
Also, as mentioned above, the A&R 2015 Equity Plan uses a fungible share pool under which each share issued pursuant to an option or SAR reduces the number of shares available by one share, and each share issued pursuant to awards other than options or SARs reduces the number of shares available by two shares. As a result, awards granted from these remaining shares would ultimately count against this number, if and when settled in shares, based on the applicable fungible ratio and, in the case of performance-based awards, based on actual performance.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 19

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

In this section of the proxy statement, we discuss in detail our executive compensation program for 2017 for our named executive officers (the "NEOs") consisting of our principal executive officer, our principal financial officer, and the next three highest paid executive officers employed as of December 31, 2017. Our NEOs for 2017 are:

Name	Title	Year Hired / Promoted
Lourenco Goncalves	Chairman, President and Chief Executive Officer (the "CEO")	2014
Timothy K. Flanagan	Executive Vice President, Chief Financial Officer (the "CFO") & Treasurer (served in this capacity for fiscal year 2017; effective January 1, 2018, serves as our Executive Vice President, Chief Financial Officer)	2017
Terry G. Fedor	Executive Vice President, United States Iron Ore	2014
Clifford T. Smith	Executive Vice President, Business Development	2015
P. Kelly Tompkins	Former Executive Vice President & Chief Operating Officer (the "COO"), through December 31, 2017, at which time he retired from Cliffs	2017
EXECUTIVE SUMMARY
Our executive compensation programs are designed to:

•	Support the execution of our business strategy and long-term financial objectives;

•	Attract, motivate and retain highly talented executives who will promote the short- and long-term growth of the Company;

•	Create shareholder value and returns to align the long-term interests of our NEOs with those of our shareholders; and

•	Reward executives for contributions at a level reflecting the Company's performance as well as their individual performance.
Our Compensation Committee has designed our executive compensation program for 2017 based on principles that reflect these objectives. These principles have contributed to our performance and rewarded executives appropriately.
Our Compensation Discussion and Analysis (the "CD&A") and the related compensation tables and narratives cover five NEOs for 2017 and analyze a variety of compensation decisions and actions. The following discussion focuses primarily on compensation actions taken and decisions made during our 2017 fiscal year, but also may contain information regarding compensation actions taken and decisions made both before and after the fiscal year to the extent that such information enhances the understanding of our executive compensation program. It includes a description of the principles underlying our executive compensation policies and our most important executive compensation decisions for 2017 and provides analysis of these policies and decisions. The discussion gives context for, and should be read together with, the data presented in the compensation tables, the footnotes and narratives to those tables and the related disclosures appearing elsewhere in this proxy statement.
2017 BUSINESS RESULTS
Cleveland-Cliffs Inc. is the largest and oldest independent iron ore mining company in the United States. Founded in 1847, we are a major supplier of iron ore pellets to the North American steel industry from our mines and pellet plants located in Michigan and Minnesota. We also operate an iron ore mining complex in Western Australia. By 2020, we expect to be the sole producer of hot briquetted iron ("HBI") in the Great Lakes region with the development of its first production plant in Toledo, Ohio.
We are the market-leading iron ore producer in the United States, supplying differentiated iron ore pellets under long-term contracts to major North American blast furnace steel producers. We have the unique advantage of being a low-cost, high-quality producer of iron ore pellets in the Great Lakes market with significant transportation and logistics advantages to serve the Great Lakes steel market effectively. The pricing structure and long-term nature of our existing contracts, along with our low-cost operating profile, position our U.S. Iron Ore operations as a strong cash flow generator in most commodity pricing environments.
U.S. Iron Ore revenues primarily are derived from sales of iron ore pellets to the North American integrated steel industry, consisting primarily of three major customers. During 2017, we sold 18.7 million long tons of iron ore pellets from our share of the production from the U.S. Iron Ore mines, an increase from the 18.2 million long tons sold in 2016. The increase was driven by improved steel market conditions which resulted in increased pellet demand. Realized revenue rates increased by 16% to $88.03 per long ton in 2017, as a result of increases in iron ore prices,

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 20

COMPENSATION DISCUSSION AND ANALYSIS

domestic steel prices, and pellet premiums. Total cost of goods sold and operating expense rate in our U.S. Iron Ore segment was $63.11 per long ton in 2017, up 4% compared to 2016. The increased costs were attributable to higher maintenance and repair spending, higher profit sharing and benefit costs, and higher energy rates.
The Asia Pacific Iron Ore operations are located in Western Australia and consist solely of our wholly owned Koolyanobbing operation which serves the Asian iron ore markets with direct-shipped fines and lump ore. During 2017, we sold 9.8 million metric tons of iron ore, down 16% from the previous year, primarily driven by lower production and unfavorable market conditions which limited the economic value on short-term contract sales. Realized revenue rates of $45.31 per metric ton in 2017 decreased by 1% from 2016 as increases in iron ore prices were more than offset by unfavorable quality adjustments to meet market competition and to compensate for varying quality ores and a reduction in iron content. The total cost of goods sold and operating expense rate in Asia Pacific Iron Ore was $41.61 per metric ton in 2017, a 15% increase from $36.10 per metric ton in 2016. This was driven by lower sales volumes, increased mining costs, increased administrative costs and higher rail and port rates.
Full-year capital expenditures increased to $152 million, up from $69 million in 2016. This was attributed to sustaining capital, our acquisition of certain land rights in Northern Minnesota, and the completion of the Mustang pellet project at United Taconite, as well as preliminary spending related to the HBI project.
In 2017, we completed the significant step of raising capital and fully funding the $700 million needed for the HBI project in Toledo, Ohio. With the capital structure in place to support our future growth, the focus in 2018 will be on execution of the project. The groundbreaking of the HBI project is planned for Spring 2018, with construction commencing shortly after. In addition, during the year, we acquired the remaining equity interests in each of our Michigan operations, adding 1.2 million long tons of pelletizing capacity.
We established a goal at the beginning of 2017 to aggressively reduce debt and optimize its capital structure. We finished the year with net debt of $1.3 billion dollars, nearly the lowest level in over 6 years, along with a vastly extended maturity profile. We lowered our average cost of debt to 5.0%, compared to the 6.8% at the end of 2016. Our full-year 2018 interest expense is expected to be approximately $130 million, down from the peak of approximately $230 million less than two years ago.
In December of 2017, Public Law 115-97, commonly known as the “Tax Cuts and Jobs Act”, was signed into law and among other items repeals the corporate alternative minimum tax ("AMT") and will reduce the federal corporate tax rate to 21% for tax years beginning January 1, 2018. Along with the repeal of AMT, Public Law 115-97 provides that existing AMT credit carryovers are refundable beginning with the filing of the calendar year 2018 tax return. We have $235.3 million of AMT credit carryovers that are expected to be fully refunded between 2019 and 2022.
For the full year, we recorded net income attributable to our shareholders of $367 million, or $1.26 per diluted share, compared with net income attributable to our shareholders of $174 million, or $0.87 per diluted share, in 2016. We reported 2017 Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (excluding certain items such as extinguishment/restructuring of debt, impacts of discontinued operations, foreign currency exchange remeasurement, severance and contractor termination costs, certain supplies inventory write-offs, impairment of other long-lived assets and intersegment corporate allocations of SG&A costs) ("Adjusted EBITDA") of $505 million. This represented a 35% increase from 2016 Adjusted EBITDA of $374 million. This improved performance was driven by an improved pricing environment; a strengthening steel market, as evidenced by higher prices and higher pellet premiums; and higher production volume in our U.S. Iron Ore operations due to running our Northshore and United Taconite mines at capacity for the year versus being idled in 2016. We achieved these significant accomplishments as a result of a disciplined measured approach to commercial, operational and financial improvements and not at the expense of safety and environmental stewardship.
EXECUTIVE COMPENSATION PHILOSOPHY AND CORE PRINCIPLES
The Compensation Committee designed our executive compensation program to help attract, motivate, reward and retain high-performing executives. The goal was to align pay with Cliffs’ performance in the short-term through variable cash compensation based on measures of financial performance and operational and strategic excellence and over the long-term through stock-based and cash-based incentives. Our compensation philosophy was to place a significant portion of compensation at risk based on our performance and increase the portion of compensation that is at risk as the responsibility level of the individual increases, consistent with market practices. The Compensation Committee also sought to balance this performance focus with sufficient retention incentives, including a competitive fixed salary and the use of time-based restricted stock units in our long-term incentive program.
Our guiding compensation principles, as established by the Compensation Committee for 2017, were as follows:

•	Align short-term and long-term incentives with results delivered to shareholders;

•
Design an incentive plan that focuses on performance objectives tied to our business plan (including profitability-related and cost control objectives), relative performance objectives tied to market conditions (including relative total shareholder return ("TSR"), measured by share price appreciation plus dividends, if any) and performance against other key objectives tied to our business strategy (including safety, reduce debt, and decrease overall spending);

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 21

COMPENSATION DISCUSSION AND ANALYSIS

•	Provide competitive fixed compensation elements over the short-term (base salary) and long-term (equity and retirement benefits) to encourage long-term retention of our key executives; and

•
Continue to structure programs as in prior years to align with corporate governance best practices (such as not providing "gross-ups" related to change in control payments, using "double-trigger" vesting in connection with a change in control for equity awards, using Share Ownership Guidelines and maintaining a clawback policy related to incentive compensation for our executive officers).

Pay for Performance
Pay for performance is a key feature in Cliffs' compensation philosophy. An essential principle of our compensation program is to tie compensation to the achievement of specific financial and performance goals that further Cliffs' business strategies and reward actual performance. As such, a significant portion of our NEOs' compensation is subject to the achievement of challenging performance goals and, therefore, is at risk.
The variable pay components include the annual incentive (cash-based) and long-term incentive (cash and equity-based) awards. For the 2017 fiscal year, the pay mix at target for the CEO and other NEOs is displayed below.
As illustrated in the charts below, 89% of our current CEO’s target total direct compensation (which does not include the 2017 CEO Long-Term Special Retention Award, for which the design was 50% performance shares and 50% restricted stock units), and 78%, on average, of target total direct compensation for our other NEOs, was provided through annual incentives tied to the achievement of short-term performance goals and equity-based and cash-based incentives that are dependent upon long-term corporate performance and TSR:

100%
75%
50%
25%
0%
19%
Restricted Stock Units
31%
Performance Shares
16%
Cash Award
23%
Annual Incentive
11%
Base Salary
Variable Compensation
17%
Restricted Stock Units
28%
Performance Shares
14%
Cash Award
19%
Annual Incentive
22%
Base Salary
CEO Target Pay Mix
Average of other NEOs' Target Pay Mix

Key Incentive Features of Our Compensation Program for 2017
At the direction of our Compensation Committee, we reward for the achievement of performance and align compensation with shareholder return. Our approach to 2017 compensation was to provide our NEOs with a mix of both fixed and variable short-term and long-term compensation that was intended to incentivize and retain our NEOs. Our variable compensation programs were designed to align compensation with short-term and long-term performance of the Company. Our annual incentive program tied payouts to the achievement of absolute performance results in the short-term. Our long-term equity incentive program tied payouts to our relative share price performance as compared to other metals and mining companies over the long-term (typically, three-year performance periods) and also provided retention incentives in the form of service-based restricted stock units. More specifically:

•	Annual Incentive Program: We selected Adjusted EBITDA and safety as the performance metrics for the Executive Management Performance Incentive Plan (the "EMPI Plan") for 2017. In addition:

◦
We incorporated strategic initiatives, such as refinancing our capital structure, completing a direct-reduced iron ("DRI") and HBI "bankable" feasibility study, successfully commercializing Mustang pellets, protecting and enhancing our U.S. Iron Ore business, retaining our key talent, and other initiatives the Compensation Committee deemed significant to advance the Company;

◦	We included a minimum Adjusted EBITDA condition in our EMPI Plan for 2017, which means that no bonuses would be payable under our EMPI Plan if our Adjusted EBITDA was less than $100 million; and

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 22

COMPENSATION DISCUSSION AND ANALYSIS

◦
The Compensation Committee was permitted (solely by exercising negative discretion) to set the final EMPI Plan payout based on its evaluation of an individual's performance for 2017; provided, however, that any such adjustment does not result in a final EMPI Plan payout in excess of the maximum potential EMPI award.

•
Long-Term Incentive Program: We granted long-term performance cash and performance shares that are tied to our relative TSR performance against the SPDR S&P Metals and Mining Exchange Traded Fund over a three-year performance period. We chose relative TSR as the sole metric for our performance cash and share plan. In addition, we granted service-based restricted stock units that vest at the end of a three-year period.

•
CEO Retention Grant: The Compensation Committee approved a special retention grant (the design was 50% performance shares and 50% restricted stock units) to the CEO in June 2017. The objective of this award was to provide the CEO with meaningful financial incentive to drive the Company performance and remain with Cliffs through the next few years. The retention grant is discussed later in this CD&A.

Governance Practices
The Compensation Committee and management review the compensation and benefits programs for our NEOs to align them with our philosophy and objectives. Accordingly, the Company has adopted the following key policies and practices over the last several years in response to evolving good governance practices in executive compensation and changes in our business and industry:

WHAT WE DO...
✓	Provide a considerable proportion of NEO compensation in the form of performance-based compensation
✓	Use double-trigger vesting in connection with a change in control with respect to our long-term equity awards
✓	Maintain an incentive compensation clawback policy
✓	Include caps on individual payouts in incentive plans
✓	Conduct an annual Say-on-Pay advisory vote
✓	Set significant share ownership guidelines for our NEOs and Directors
✓	Retain an independent compensation consultant to advise the Compensation Committee
✓	Conduct annual compensation-related risk reviews
✓	Maintain an insider trading policy that also prohibits any officer or Director from pledging Cliffs securities
WHAT WE DON'T DO...
✗	No tax "gross-ups" on change in control payments related to excise taxes and cash paid in lieu of health and welfare benefits
✗	No service credits related to the supplemental retirement plan benefit for all future hires
✗	No hedging in, pledging of, or short selling of, our common shares
✗	No repricing or backdating of stock options
2017 Say-on-Pay Vote and Shareholder Engagement
Each year, we take into account the result of the Say-on-Pay vote cast by our shareholders. We are committed to ensuring that our investors fully understand our executive compensation programs, including how they align the interests of our executives with those of our shareholders and how they reward the achievement of our strategic objectives. At our 2017 Annual Meeting, approximately 57% of our voting shareholders voted in favor of our Say-on-Pay proposal.
Seeking feedback from our shareholders on a regular basis is a critical part of our approach to managing our executive compensation program. We maintain open communication with the investment community and during 2017, members of our senior management team participated in multiple investor meetings and conferences. This cadence of shareholder engagement is in addition to the input we receive through our annual Say-on-Pay vote and targeted outreach efforts. In 2017 we specifically engaged in a robust process to solicit feedback to better understand our shareholders' concerns around executive compensation. We reached out to our top 25 shareholders representing approximately 44% of our outstanding shares to discuss compensation matters. We have met with many and continue to meet with them in the first quarter of 2018.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 23

COMPENSATION DISCUSSION AND ANALYSIS

Senior management members of our human resources, investor relations and legal teams participated in the outreach, utilizing an interview and discussion format during which management answered shareholders' questions and provided rationale and context for the development and evaluation of certain metrics relating to our compensation plans. The Compensation Committee, with assistance from management and its independent compensation consultant, considered the opinions heard during these meetings and reviewed the results of the meetings with the full Board. While shareholders had varying perspectives, a few common themes emerged from the discussions.
The following chart summarizes what we heard and how we responded.

WHAT WE HEARD...	HOW WE RESPONDED...

Shareholders appreciated the outreach and improvements we’ve made to the CD&A.	We will continue to ask for input and improve the CD&A.

Shareholders wanted more information on how and why annual incentive targets were established with an emphasis on our strategic initiatives. In addition, they wanted more clarity about the weighting of the various metrics.

We have expanded our discussion of the annual incentive including showing the weighting of the three key metrics: Adjusted EBITDA, safety and strategic measures. We also added more detail to the discussion of our business results in order to provide context for the Compensation Committee’s decisions.

Shareholders wanted more information on one-time grants with more explanation of why such grants are required.	We have expanded our discussion of one-time grants including the retention grant provided to our CEO. One-time grants are not the Compensation Committee’s preferred method of compensation.

Some shareholders inquired about sustainability metrics including health and environmental.	As a mining company, sustainability metrics are core to our business. Our Board reviews annual progress on these metrics but has chosen not to include this metric in our incentive program design.
OVERSIGHT OF EXECUTIVE COMPENSATION
The Role of the Compensation Committee
The Compensation Committee establishes and administers our executive compensation program, including compensation for our NEOs. The specific responsibilities of the Compensation Committee related to executive compensation include:
Oversight of Compensation Policies and Programs

•	Oversee development and implementation of Cliffs’ compensation policies and programs for executive officers;

•	Ensure that the criteria for awards under the EMPI Plan and the A&R 2015 Equity Plan (or its successors) are appropriately related to Cliffs’ strategic plan and operating performance objectives; and

•	Make recommendations to the Board with respect to the approval, adoption and amendment of all cash- and equity-based incentive compensation plans in which any executive officer of Cliffs participates.
Review of Executive Officer Performance and Approval of Compensation

•	At least annually, evaluate the performance of the executive officers and determine and approve such executive officers’ compensation levels, except for the CEO/President;

•	Approve the compensation level of the CEO/President, subject to ratification by the independent members of the Board;

•	Determine and measure achievement of corporate and individual goals and objectives for the executive officers under our incentive compensation plans; and

•	Approve equity-based awards granted to employees.
Review of Employment and Severance Plans; Assistance in Succession Planning; Review of Candidates

•	Review and recommend to the Board candidates for election as executive officers, and review and approve offers of employment with such officers;

•	Review and approve severance or retention plans and any severance or other termination payments proposed to be made to executive officers; and

•	Assist the Board with respect to management development and succession planning.
The Role of the Executive Officers
The following describes the role of the executive officers in 2017 in the compensation process:

•
Proposed performance measures and levels for our annual and long-term incentive programs after reviewing our operational forecasts, key economic indicators affecting our businesses, historical performance, recent trends and our strategic plans;

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COMPENSATION DISCUSSION AND ANALYSIS

•	Proposed performance measures that they believed to be most important and meaningful to the achievement of our strategic goals; and

•
Proposed what they believed to be the appropriate weighting for each factor in the calculation of overall incentive awards and threshold, target and maximum payout levels appropriate for each of the performance measures we chose.

The Compensation Committee, with the advice of its independent executive compensation consultant, reviews the proposed performance measures and weightings each December. At subsequent meetings in January and February, the Compensation Committee reviews and approves threshold, target and maximum payout levels and makes the final determination of what performance measures, weightings and payout levels will be used for each incentive award. The Compensation Committee often directs members of management to work with its independent executive compensation consultant to provide information and otherwise help with the consultant’s analyses. However, the Compensation Committee does not delegate any of its decision making authority to executive officers or other members of management.
The Role of the Executive Compensation Consultant
The Compensation Committee initially engaged Pearl Meyer as its independent executive compensation consultant in 2014 and reviews the engagement on an annual basis. The executive compensation consultant reported directly to the Compensation Committee on all work assignments from the Compensation Committee. The Compensation Committee retained the executive compensation consultant directly although, in carrying out its assignments, the executive compensation consultant also interacted with management when necessary and appropriate. Specifically, members of management interacted with the executive compensation consultant to provide compensation and performance data for individual executives and the Company. In addition, the executive compensation consultant, in its discretion, sought input and feedback from our CEO and other members of management regarding its work product prior to presenting such work product to the Compensation Committee to confirm the work product’s alignment with our business strategy, determine what additional data needed to be gathered, or identify other issues.
The executive compensation consultant's work for the Compensation Committee with respect to 2017 compensation decisions included:

•	Commenting on the competitiveness of our executive compensation programs;

•	Providing information about market trends in executive pay practices;

•	Advising on compensation program design and structure;

•	Identifying a mining industry and general industry comparator group to use to assess the appropriateness and competitiveness of our executive compensation programs;

•	Reviewing the relationship between executive compensation and Company performance; and

•	Assisting in the preparation of our proxy statement.
The Independence of the Executive Compensation Consultant
The Compensation Committee with respect to Pearl Meyer concluded that its compensation consultant is independent and does not have a conflict of interest in its engagement by the Compensation Committee. In reaching this conclusion, the Compensation Committee considered the following factors confirmed to the Compensation Committee by the executive compensation consultant:

•
The executive compensation consultant provides no other services to the Company (it provides only executive and director compensation advisory services to the Compensation Committee and Governance Committee, respectively);

•	The executive compensation consultant maintains a conflicts policy to prevent a conflict of interest or other independence issues;

•
None of the individuals on the executive compensation consultant's team assigned to the engagement has any business or personal relationship with members of the Compensation Committee outside of the engagement;

•
Neither the individuals on the executive compensation consultant's team assigned to the engagement, nor to our knowledge the executive compensation firm, has any business or personal relationship with any of our executive officers outside of the engagement;

•	None of the individuals on the executive compensation consultant's team assigned to the engagement maintains any direct individual position in our shares;

•
The executive compensation consultant has regular discussions with only the members of the Compensation Committee (or select members of the Compensation Committee) present and when it interacts with management, it is at the Compensation Committee chair’s request and/or with the chair’s knowledge and approval;

•
None of the individuals on the executive compensation consultant's team assigned to the engagement has provided any gifts, benefits, or donations to us, nor have they received any gifts, benefits, or donations from us; and

•	The executive compensation consultant is bound by strict confidentiality and information sharing protocols.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 25

COMPENSATION DISCUSSION AND ANALYSIS

Comparator Group Review
When making decisions regarding the compensation of our NEOs, the Compensation Committee considers information from a variety of sources, survey data, as well as detailed proxy analysis of the executive compensation among the members of our comparator group.
The Compensation Committee, with assistance from Pearl Meyer, annually reviews specific criteria and recommendations regarding companies to add to or remove from our comparator group. In 2017, Pearl Meyer, at the direction of our Compensation Committee, utilized a wide range of industries and financial criteria to select publicly-traded companies in the steel, gold, fertilizers and agricultural chemicals, commodity/specialty chemicals, construction materials and diversified metals and mining industries with comparable pay models, revenues and company market capitalization values.
Our new comparator group is comprised of 17 companies whose sales size range is approximately 0.50 to 2.0 times of Cliffs and with a market value range of approximately 0.25 to 4.0 times of Cliffs. Our 2017 comparator group consists of the following companies:

Company Name	Applicable FYE	Revenues ($MMs)	Market Cap. ($MMs)	Industry
Agnico Eagle Mines Limited	12/31/2016	2,138	9,356	Gold
AK Steel Holding Corporation	12/31/2016	5,883	3,196	Steel
Allegheny Technologies Incorporated	12/31/2016	3,135	1,735	Steel
Carpenter Technology Corporation	6/30/2017	1,798	1,750	Steel
CF Industries Holdings, Inc.	12/31/2016	3,685	7,338	Fertilizers and Agricultural Chemicals
Commercial Metals Company	8/31/2017	4,570	2,187	Steel
Compass Minerals International, Inc.	12/31/2016	1,138	2,647	Diversified Metals and Mining
Ferro Corporation	12/31/2016	1,145	1,195	Specialty Chemicals
FMC Corporation	12/31/2016	3,282	7,570	Fertilizers and Agricultural Chemicals
Goldcorp Inc.	12/31/2016	3,510	11,618	Gold
Kinross Gold Corporation	12/31/2016	3,472	3,884	Gold
Schnitzer Steel Industries, Inc.	8/31/2017	1,688	708	Steel
Scotts Miracle-Gro Company	9/30/2017	2,642	5,686	Fertilizers and Agricultural Chemicals
Tronox Limited	12/31/2016	2,093	1,202	Commodity Chemicals
U.S. Concrete, Inc.	12/31/2016	1,168	1,001	Construction Materials
Vulcan Materials Company	12/31/2016	3,593	16,559	Construction Materials
Worthington Industries	5/31/2017	3,014	2,673	Steel

25th Percentile		1,798	1,735
Median		3,014	2,673
75th Percentile		3,510	7,338

Cleveland-Cliffs Inc.	12/31/2017	2,330	2,144	Steel

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 26

COMPENSATION DISCUSSION AND ANALYSIS

The diagram below compares Cliffs' previous comparator group of 16 companies to its new comparator group of 17 companies:
Airgas Inc. was removed due to an acquisition, while other companies were removed or added for size, market capitalization or industry fit reasons.
COMPONENTS OF EXECUTIVE COMPENSATION
The NEOs' compensation program consists of three primary elements: base salary, annual incentive, and long-term incentive. Our compensation components are detailed below:

Long-Term Incentive Compensation
	Base Salary	Annual Incentive	Performance Cash	Performance Shares	Restricted Stock Units

Primary Objective	Attraction and retention	Motivate the achievement of short-term strategic and financial objectives	Attraction and retention as well as promotion of long-term strategic and financial objectives

Who Receives	All NEOs		All NEOs

Timing	Reviewed annually	Granted annually and paid in February of the following year	Annually

Form of Delivery	Cash		Cash	Equity

Performance Type	Short-term emphasis		Long-term emphasis

Performance Period	Ongoing	1 year	3 years

How Payout Is Determined	Compensation Committee judgment, with CEO input	Formulaic and Compensation Committee judgment	Formulaic, approved by Compensation Committee		Continued employment with Cliffs

Performance Measures	N/A	Company and individual performance factors	Relative Total Shareholder Return		N/A

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 27

COMPENSATION DISCUSSION AND ANALYSIS

ANALYSIS OF 2017 COMPENSATION DECISIONS
Base Salary
The Compensation Committee annually reviews and approves (subject to the ratification by the Board) the base salaries for the CEO and other executives, including the NEOs. In making a determination of the appropriate level of an executive's base salary, the Compensation Committee considers a number of factors, including:

•	Range, scope and complexity of the NEO's role;

•	Comparability with the external (market median) and internal marketplace (roles of similar responsibilities, experience and organizational impact);

•	Individual performance;

•	Tenure and experience; and

•	Retention considerations.
In light of the challenging market environment in 2016, as well as our on-going cost reduction efforts, base salaries for our NEOs were frozen. In 2017, the Compensation Committee approved increases for our NEOs to recognize performance and to better align to the market and internal equity. The following are the 2017 base salaries for the NEOs:

	Annualized Base Salary
	2016 ($)	2017 ($)	Increase (%)
Goncalves	1,200,000	1,300,000	8
Flanagan (1)	343,000	400,000	16
Fedor	402,000	414,000	3
Smith	402,000	414,000	3
Tompkins (1)	537,000	565,000	5
(1) The base salary increases reflect Messrs. Flanagan and Tompkins' promotions effective January 1, 2017.

Annual Incentive Program
Our EMPI Plan provides an opportunity for our NEOs to earn an annual cash incentive based on our financial performance relative to business plans and thereby align actual pay results with the short-term business performance of the Company. Target annual incentives generally are positioned at or above market median; thus, when combined with salaries generally at median, the total target cash compensation opportunity for our NEOs generally is positioned at or above market median on average. The positioning of individual NEOs may vary from this general target based on the factors described above.
The EMPI Plan award is calculated as follows:

Base Salary ($)	X	Target Award Level (%)	X	2017 Funding (%)	=	EMPI Award ($)
2017 EMPI Plan Award Opportunities. In January 2017, the Compensation Committee established a threshold, target and maximum EMPI Plan opportunity, expressed as a percentage of base salary, for each NEO. Actual incentive payouts below maximum funding levels were determined under a weighted scoring system, with the scoring of each performance metric expressed as a percentage of the maximum payout, subject to Compensation Committee negative discretion.
EMPI Plan award opportunities (expressed as a percentage of base salary) approved for each of the NEOs on January 9, 2017 were as follows:

EMPI Plan Award Opportunities
	Incentive Base Salary	Threshold	Target	Maximum
Goncalves	1,300,000	100%	200%	400%
Flanagan (1)	400,000	40%	80%	160%
Fedor	414,000	40%	80%	160%
Smith	414,000	40%	80%	160%
Tompkins (1)	565,000	60%	120%	240%
(1) Messrs. Flanagan and Tompkins' EMPI award opportunities increased from 2016 due to their promotions effective January 1, 2017.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 28

COMPENSATION DISCUSSION AND ANALYSIS

2017 EMPI Plan Underlying Performance Measures. The EMPI Plan uses an underlying performance scorecard with performance standards that are related to Cliffs' strategic performance, financial metrics and safety for 2017. Cliffs believes that a significant portion of our NEOs’ potential compensation should be dependent on our business results as well as our NEOs’ successful leadership.
2017 EMPI Plan Target Setting and 2017 Results. Performance targets and ranges under the EMPI Plan were established and approved by the Compensation Committee in the first quarter of 2017, taking into consideration management's financial plans for the current year. Each performance element was assigned a minimum threshold level, a target level and a maximum level, representing attainment of 25%, 50% and 100%, respectively, of the EMPI Plan maximum award opportunity associated with that element. For performance below the minimum threshold performance requirement for each metric, funding would be zero percent for that factor.
As a top level performance metric, the EMPI Plan included a minimum Adjusted EBITDA condition, which meant that no amounts were payable under our EMPI Plan if our Adjusted EBITDA had been less than $100 million. This is a performance metric intended to potentially qualify the EMPI awards for tax deductibility as performance-based pay.
The specific elements, respective weightings and funding results for the underlying metrics were as follows:

2017 EMPI
EMPI Plan Performance Metric	Threshold 50%	Target 100%	Maximum 200%	Weighting (%)	2017 Actual	2017 Funding (%)
Adjusted EBITDA (USD $ in millions)	$350	$500	$650	40.0	$504.90	41.31
Safety Scorecard	150-175	176-249	250+	10.0	267.5	20.00
Strategic Initiatives:	----	----	----	50.0	Exceeded	100.00
▪ Refinancing of Capital Structure
▪ Complete DRI / HBI Bankable Feasibility Study
▪ Successful Commercialization of Mustang Pellets
▪ Protect & Enhance U.S. Iron Ore Business
▪ Retention of Key Talent
▪ Any Initiatives the Compensation Committee Deems Significant to Advancing the Company
			Total	100.0		161.31
The Compensation Committee established specific goals covering financial, safety and strategic performance metrics. The Compensation Committee established weightings of 40% financial, 10% safety and 50% strategic performance goals. However, at the time the Compensation Committee established the performance metrics, the Company continued to face significant uncertainties which included iron ore prices, cash flow, and financing. In order to address these and other uncertainties, the Compensation Committee retained the discretion (below the initial funding level) to increase or decrease any projected payout based on both the financial and operational performance and progress on overall operational and strategic initiatives. Based on the identified performance metrics, the Compensation Committee may exercise negative discretion so the final EMPI payout is anywhere from zero to maximum potential under the EMPI award. The Compensation Committee did not exercise discretion and the 2017 EMPI payouts were weighted as established.
Cliffs delivered above target Adjusted EBITDA performance while operating in a safe manner. The safety scorecard implements a plan to give credit for compliance and proactive initiatives. The safety scorecard assigns points and measures specific criteria regarding total reportable incident rates (including number of injuries), proactive initiatives, and sustaining safety performance at our mining operations. Cliffs' safety performance for 2017 exceeded the maximum metric.
In 2017, the Compensation Committee continued to incorporate strategic initiatives into the annual incentive plan. Since 2016, the Compensation Committee has incorporated strategic performance measures into the EMPI Plan to reward management for continuing to focus on the long-term health of the business.
We incorporated strategic initiatives: refinancing our capital structure, completing a DRI and HBI "bankable" feasibility study, successfully commercializing Mustang pellets, protecting and enhancing our U.S. iron ore business, retaining Cliffs' key talent, and other initiatives the Compensation Committee deemed significant to advance the Company. Cliffs made significant financial improvements year-over-year while operating in a safe manner and advancing the strategic initiatives helping ensure the long-term health of the Company.
The Compensation Committee reviewed the progress on the strategic initiatives and determined that performance exceeded expectations and approved a maximum payout for strategic performance metrics.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 29

COMPENSATION DISCUSSION AND ANALYSIS

Total annual incentives for 2017 under the EMPI Plan were paid in the amounts set forth in the following table to the NEOs:

EMPI Plan Payout ($)
Goncalves	4,194,060
Flanagan	516,192
Fedor	534,259
Smith	534,259
Tompkins	1,093,682
Long-Term Incentive Program
Our long-term equity incentive compensation program rewards the NEOs based on the future performance of our Company by providing awards for creating value for our shareholders. The goals of the long-term incentive program are to:

•	Ensure the NEOs’ financial interests are aligned with our shareholders’ interests;

•	Motivate decision making that improves financial performance over the long-term;

•	Recognize and reward superior financial performance of our Company;

•	Provide a retention element to our compensation program; and

•	Promote compliance with the Share Ownership Guidelines for executives.
Each year, we establish a target long-term incentive award opportunity for each NEO as a pre-determined percentage of base salary based on market competitive practices and internal equity considerations. In general, the Compensation Committee sought to position target long-term incentive opportunities at or above the median of market for equivalent roles so that, in combination with base salaries near median, and at or above market annual incentive targets, the total target compensation opportunity for our NEOs is generally above the median of market on average. Actual positioning may vary from this target for NEOs based on the factors previously described. In addition, actual awards to each NEO may vary from the target established for each role, based on the CEO’s assessment of individual performance in the case of grants made to NEOs other than the CEO and based on the Board’s assessment of the CEO’s performance in the case of grants made to the CEO.
Administrative Process. Long-term incentive awards for NEOs are granted annually on the date of the Compensation Committee’s approval or a later date as set by the Compensation Committee. Grants for new or newly promoted NEOs or for long-term retention are approved by the Compensation Committee at the next regularly scheduled Compensation Committee meeting following the hire or promotion date or in a special meeting, as needed. The grant date for new hire or promotion-related awards is the date of such approval or such later date as the Compensation Committee determines. We do not schedule grants to coordinate with the release of material non-public information. Beginning in 2015, all NEOs grants were awarded under the A&R 2012 ICE Plan or the 2015 Equity Plan. Additional grants awarded after our 2017 Annual Meeting were made under the A&R 2015 Equity Plan, which was approved by our shareholders at the 2017 Annual Meeting. Effective March 1, 2015, payments of accrued dividend equivalents were eliminated for certain equity grants awarded under the A&R 2012 ICE Plan, 2015 Equity Plan and A&R 2015 Equity Plan.
2017 Long-Term Incentive Grants. In 2017, the Compensation Committee divided the annual long-term incentive grant to the NEOs into three components: 34% Performance Cash Incentive Awards, 33% Performance Share Awards and 33% Restricted Stock Units.
2017 Performance Cash Incentive Awards and Performance Share Awards. The performance cash incentive awards and the performance share awards granted in 2017 provide an opportunity to earn cash and shares based on our performance over a three-year period, with potential funding from zero to 200% of the target grant depending on the level of attained performance. The cash and shares are earned based on achieving relative TSR, as compared to comparator companies’ returns in the metals and mining industries (performance share comparator companies are identified below).
The calibration of the pay-for-performance relationship for 2017 grants is as follows and payout is interpolated for performance between threshold, target and maximum levels:

		Performance Level
Performance Factor	Weight	Below Threshold	Threshold	Target	Maximum
Relative TSR	100%	Below 25th Percentile	25th Percentile	50th Percentile	75th Percentile
Payout		—%	50%	100%	200%

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 30

COMPENSATION DISCUSSION AND ANALYSIS

2017 Performance Cash Incentive and Performance Share Comparator Group. The comparator group used for the 2017 performance cash incentive and performance share awards that are tied to relative TSR is comprised of the constituent companies in the SPDR S&P Metals and Mining ETF Index at the beginning of the three-year performance period, which started on January 1, 2017. The index included the following 26 companies:

AK Steel Holding Corporation	Freeport-McMoRan, Inc.	Royal Gold, Inc.
Alcoa Corporation	Haynes International, Inc.	Schnitzer Steel Industries Inc.
Allegheny Technologies Inc.	Hecla Mining Company	Steel Dynamics, Inc.
Carpenter Technology Corporation	Kaiser Aluminum Corporation	Stillwater Mining Company
Century Aluminum Company	Materion Corporation	SunCoke Energy Inc.
Coeur Mining, Inc.	McEwen Mining Inc.	TimkenSteel Corporation
Commercial Metals Company	Newmont Mining Corporation	United States Steel Corporation
Compass Minerals International, Inc.	Nucor Corporation	Worthington Industries, Inc.
CONSOL Energy Inc.	Reliance Steel & Aluminum Co.
The performance comparator group focuses on steel, metals and commodity mineral mining companies that generally will be affected by the same long-term market conditions that affect us. The Compensation Committee evaluates this comparator group for each new cycle of the performance cash and performance share program based on recommendations made by its compensation consultant and makes adjustments as needed based on changes in the industry makeup and relevance of our specific comparators. The performance comparator group used to assess performance for performance cash and share incentive awards is not the same as the comparator group used to assess the competitiveness of our compensation because the latter is limited to those companies who are more similar in revenue and industry.
2017 Restricted Stock Units. Restricted stock units granted in 2017 are generally earned based on continued employment over a period of three years and are retention-based awards. These restricted stock unit awards generally vest on December 31, 2019, and are payable in our common shares.
2017 – 2019 Performance Cash Incentive Awards, Performance Share Awards, and Restricted Stock Unit Grants. On February 21, 2017, the Compensation Committee approved target performance cash incentive awards and performance share awards and restricted stock unit awards under the 2015 Equity Plan for our NEOs. The number of shares subject to the awards granted to each NEO was determined by dividing the applicable grant values by the 60-day average closing price of our common shares ending on the date of grant ($9.52 for grants made in February 2017). The use of the 60-day average price to calibrate the number of units granted limits the potential to grant an unusually high or low number of units due to an exceptionally low or high share price on the date of the grant. The following amounts of performance cash incentive awards, performance share awards and restricted stock units granted at the closing share price of $11.67 per share on February 21, 2017, the date of grant, were awarded to our NEOs for the 2017 – 2019 period:

	Target %	Total Grant Value ($)	Target Performance Cash Incentive Awards ($)	Target Performance Share Awards (#)	Restricted Stock Units (#)
Goncalves	400%	5,975,082	1,768,000	180,252	180,252
Flanagan	175%	804,345	238,000	24,265	24,265
Fedor	175%	832,491	246,330	25,114	25,114
Smith	175%	832,491	246,330	25,114	25,114
Tompkins	250%	1,623,046	480,250	48,963	48,963
CEO Special Retention Award. On June 26, 2017, the Compensation Committee approved a special retention award of performance shares and restricted stock units to the CEO. The objective of this award was to provide the CEO with a meaningful financial incentive to drive Company performance and remain with Cliffs through the challenges of the next few years. It is critical for Cliffs to retain the knowledge and experience of the CEO during this time.
In determining the size of the retention award, the Compensation Committee considered the following factors: (1) the CEO's importance to the success of the Company; (2) the amount of unvested equity held by the CEO; and (3) the likelihood of realizable value from the outstanding equity awards.
The special retention award equals the CEO's long-term incentive target of 400% of his base salary. The number of shares were determined by dividing the applicable grant values by the 60-day average closing price of the common shares ending on June 23, 2017. The award design was 50% performance shares and 50% restricted stock units. Mr. Goncalves has already met the 162(m) performance award limit under the A&R 2015 Plan (no participant will be granted qualified performance-based awards, including performance share awards, in the aggregate for more than 1,000,000 common shares, based on the maximum performance achievement during the calendar year). Therefore, a portion of his

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 31

COMPENSATION DISCUSSION AND ANALYSIS

performance shares were reduced so that such award limit is not exceeded, and the number of restricted stock units correspondingly were increased in accordance with the A&R 2015 Plan.
The performance period for the performance shares is May 31, 2017 to December 31, 2019. Award funding for the performance shares is based on our 31-month TSR results relative to our comparator group for such award as follows: performance at the 25th percentile is to fund 50% of the target award; performance at the 50th percentile is to fund 100% of the target award; and performance at or above the 75th percentile is to fund 200% of award target. No performance shares are to be earned for relative performance below the comparator group 25th percentile. The restricted stock units granted to the CEO are earned generally based on continued employment over a 31-month period and are retention-based awards. These restricted stock units generally vest on December 31, 2019, and are payable in common shares.
The following amounts of performance shares and restricted stock units, granted at the closing share price of $6.64 per share on June 26, 2017, the date of grant, was awarded to our CEO:

	Total Award Value ($)	Target Performance Shares (#)	Restricted Stock Units (#)
Goncalves	5,184,379	249,106	531,674
2016 Long-Term Incentive Grants. As described in last year's proxy statement, the Long-Term Incentive program for 2016 had two components, each equally weighted in terms of target award value: (1) performance cash, that generally vests three years after the grant date, subject to continued service on such date; and (2) restricted stock units that generally vest three years after the grant date, subject to continued service on such date.
The performance cash incentive awards granted provided an opportunity to earn cash based on our performance over a three-year period, with potential funding from zero to 200% of the target grant depending on the level of attained performance. The cash is earned based on achieving two performance factors: relative TSR, as compared to comparator companies’ returns in the metals and mining industries and Adjusted EBITDA. The Adjusted EBITDA metric is evaluated and set annually each February. If the metric for each year during the three-year performance period is achieved, a portion of the award for that year is considered earned but is paid in cash at the end of the three-year period.
The calibration of the pay-for-performance relationship for 2016 grants is as follows and payout is interpolated for performance between threshold, target, and maximum levels:

		Performance Level
Performance Factor	Weight	Below Threshold	Threshold	Target	Maximum
Relative TSR	50%	Below 25th Percentile	25th Percentile	50th Percentile	75th Percentile
2016 Annual Adjusted EBITDA (USD $ in millions)	50%	Below 75.0	75.0	125.0	175.0
2017 Annual Adjusted EBITDA (USD $ in millions)		Below 350.0	350.0	500.0	650.0
2018 Annual Adjusted EBITDA (USD $ in millions)		Below 400.0	400.0	500.0	600.0
Payout		—%	50%	100%	200%
The following are the amounts of the performance cash incentive awards earned as of December 31, 2017:

	2016 Performance Cash Incentive Award Earned ($) at 200% of Target	2017 Performance Cash Incentive Award Earned ($) at 103.3% of Target
Goncalves	720,000	371,880
Flanagan	47,700	24,637
Fedor	105,868	54,680
Smith	105,868	54,680
Tompkins (1)	141,418	—
(1) Mr. Tompkins' 2017 performance cash award was forfeited due to his retirement on December 31, 2017.
2015 Long-Term Incentive Grants. Our Long-Term Incentive program for 2015 for the executives had three components, each equally weighted in terms of target award value: (1) performance shares, that generally vest three years after the grant date, subject to continued service on such date; (2) restricted stock units that generally vest in equal thirds on December 31, 2015, December 31, 2016 and December 31, 2017, subject to continued service on such date; and (3) stock options that generally vest three years after the grant date, subject to continued service on such date.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 32

COMPENSATION DISCUSSION AND ANALYSIS

Mr. Flanagan was not an executive at the time of the long-term incentive grant. The non-executive employee awards comprised of 50% performance shares, that generally vest three years after the grant date, subject to continued service on such date and 50% restricted stock units that generally vest in equal thirds on December 31, 2015, December 31, 2016 and December 31, 2017, subject to continued service on such date.
The performance shares award funding varies based on our three-year relative TSR position relative to our comparator group for such awards as follows: performance at the 35th percentile will fund 50% of the target award; performance at the 55th percentile will fund 100% of the target award; and performance at or above the 75th percentile will fund 200% of award target. No performance shares will be earned for relative performance below the comparator group 35th percentile.
Payout Determined for the 2015 – 2017 Long-Term Incentive Grant - Performance Shares. In February 2018, the Compensation Committee determined that for the three-year performance period ending on December 31, 2017, we achieved relative TSR performance above threshold (45th percentile) compared to our comparator group, resulting in a payout level of 75.3%.
2015 Special Retention Cash and Restricted Stock Unit Grants. On September 10, 2015, the Compensation Committee approved special retention awards of cash and restricted stock units for certain of our NEOs. The objective was to provide Cliffs' executives and other key management employees with a meaningful financial incentive to drive Company performance and remain with Cliffs through the critical challenges of the next few years.
The program was developed with a significant cash component to achieve maximum financial impact and certainty of value for participants but also to limit shareholder dilution and pressure on the share pool available for employee share participation under the 2015 Equity Plan. The program's cash component was paid after the 2016 accounting year end in February 2017 and the restricted stock units vested in December 2017. The special retention award equaled the value of the NEOs' incentive targets: cash was valued at 100% of their annual EMPI Plan target, plus 50% of the annual long-term incentive target, and the restricted stock units were valued at 50% of their annual long-term incentive target.
The following amounts of cash and restricted stock units, granted at the closing share price of $4.06 per share on September 10, 2015, the date of grant, were settled with respect to our NEOs:

	Total Award Value ($)	Cash Award ($)	Restricted Stock Units (#)	Restricted Stock Units ($)
Goncalves	7,223,240	4,650,000	633,803	2,573,240
Flanagan	499,843	318,000	44,789	181,843
Fedor	1,075,635	673,350	99,085	402,285
Smith	1,075,635	673,350	99,085	402,285
Tompkins	1,436,906	899,500	132,366	537,406
Summary Compensation Table vs. Realized Pay for the CEO
The table below supplements the SCT for 2017 which follows this CD&A and shows the compensation actually realized in fiscal year 2017 for the CEO. Amounts reported in the SCT are the total compensation of a NEO in a given year as calculated in accordance with SEC rules. The primary difference between SCT and realized pay is the method used to value performance shares and restricted stock unit awards. The SEC rules require that the grant date fair value of all performance shares and restricted stock unit awards be reported in the SCT for the year in which they were granted. As a result, a significant portion of the total compensation reported in the SCT is in the form of grant date fair value of performance shares and restricted stock unit awards, which are designed to align our management incentives with long-term shareholder value. While the amounts shown in the SCT reflect the grant date fair value of equity awards granted to a NEO in the year of the grant, those awards have not vested and the amounts shown in the SCT do not reflect the impact of performance-based metrics or share price performance on realized pay, which may be considerably more or less based on (i) the number of performance shares and restricted stock units that vest during the performance period, (ii) the actual number of performance shares which are earned based on actual performance achieved, and (iii) the impact of actual share price performance on the value of performance shares and restricted stock units that vest. This information should not be viewed as a replacement or substitute for the SCT or other compensation tables beginning on page 39.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 33

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Component	Performance Period	2017 Amounts Shown in Summary Compensation Table ($)	2017 Realized Amounts ($)	Performance Results
Base Salary	2017	1,300,000	1,300,000	The CEO's base salary was increased in 2017 by $100,000.
Short-term Incentive	2017	4,194,060	4,194,060	Represents a payout of 161.31% of target, reflecting the Company's 2017 performance against the Adjusted EBITDA, safety, and strategic initiatives.
Long-term Incentive Performance Cash	2017	371,880	371,880
Represents the 2016-2018 performance cash incentive award earned by achieving the Adjusted EBITDA metric, which is evaluated and set annually each February, payout of 103.3% of target, reflecting the Company's 2017 Adjusted EBITDA metric.

Long-term Incentive Performance Shares	2017-2019	3,549,162	—	180,252 target performance shares granted on February 21, 2017 multiplied by the grant fair value of $19.69 per share, in accordance with FASB ASC 718.
Long-term Incentive Restricted Stock Units	2017-2019	2,103,541	—	180,252 restricted stock units granted on February 21, 2017 multiplied by the closing price on the date of grant of $11.67 per share.
CEO Special Retention Award Performance Shares	2017-2019	2,675,399	—	249,106 target performance shares granted on June 26, 2017 multiplied by the grant fair value of $10.74 per share, in accordance with FASB ASC 718.
CEO Special Retention Award Restricted Stock Units	2017-2019	3,530,315	—	531,674 restricted stock units granted on June 26, 2017 multiplied by the closing price of $6.64 per share.
Special Retention Award	2015	4,650,000	4,650,000	Represents the 2015 cash retention grant.
Special Retention Award	2015	—	4,214,790	633,803 restricted stock units vested on December 15, 2017 multiplied by the closing price on the date of grant of $6.65 per share.
Long-term Incentive Performance Shares	2015-2017	—	1,015,990
187,137 target performance shares were granted and 140,914 shares were earned based on actual performance of 75.3%. 46,223 target shares were forfeited for not meeting the performance metric. Shares valued based on closing price on December 29, 2017 of $7.21.

Long-term Incentive Restricted Stock Units	2015-2017	—	449,745	62,378 restricted stock units vested on December 29, 2017 multiplied by the closing price of $7.21 per share.
Change in Pension Value and NQDC Compensation	2017	650,202	650,202	Amount as set in "Change in Pension Value and Nonqualified Deferred Compensation Earnings."
Other Compensation	2017	536,946	536,946	Amounts as set forth in "All Other Compensation."
		23,561,505	17,383,613
The following graph illustrates the difference between the three-year average SCT compensation and realized pay of the CEO as of December 31, 2017.

CEO Total Compensation
(as reported in SCT vs Realized Pay)
Compensation ($ millions)
$16.0
$14.0
$12.0
$10.0
$8.0
$6.0
$4.0
$2.0
$0.0
14.74
35% Variance
9.62
3-Year Average
SCT Compensation
Realized Pay

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 34

COMPENSATION DISCUSSION AND ANALYSIS

RETIREMENT AND DEFERRED COMPENSATION BENEFITS
Defined Benefit Pension Plan
We maintain a defined benefit pension plan for all U.S.-based employees (the "Pension Plan") and a Supplemental Executive Retirement Plan (the "SERP") in which all of the NEOs are eligible to participate following one year of service. The Compensation Committee believes that pension benefits are a typical component of total benefits for employees and executives at companies in industries similar to ours and that providing such benefits is important to delivering a competitive package to attract and retain employees. The objective of the SERP is to provide benefits above the statutory limits for qualified pension plans for highly paid executives. Additional detail is shown in the 2017 Pension Benefits Table below.
401(k) Savings Plan
Our U.S.-based employees, including our NEOs, are eligible to contribute up to 35% of their base salary under our 401(k) Savings Plan. Annual pre-tax contributions are limited by Internal Revenue Service ("IRS") regulations. For the 2017 calendar year, employee pre-tax contributions were limited to $18,000 ($24,000 for persons age 50 or older). We match 100% of employee contributions up to the first three percent and 50% for the next two percent of contributions. We believe our 401(k) match is competitive and necessary to attract and retain employees.
Deferred Compensation Plan
Under the 2012 Non-Qualified Deferred Compensation Plan (the "2012 NQDC Plan"), the NEOs and other senior executives are permitted to defer, on a pre-tax basis, up to 50% of their base salary and all or a portion of their annual incentive under the EMPI Plan. The Compensation Committee believes the opportunity to defer compensation is a competitive benefit that addresses the goal of attracting and retaining talent.
Deferrals earn interest at the Moody’s Corporate Average Bond Yield, which was approximately 3.90% for 2017, or any mutual investment option provided in the 401(k) Savings Plan for U.S. salaried employees. Additionally, the 2012 NQDC Plan provides for an annual supplemental matching contribution. The amount of the supplemental matching contribution is equal to what the NEO would have received as matching contributions in the 401(k) Savings Plan without regard to the applicable IRS maximum compensation limits for 2017.
Other Benefits
Our other benefits and perquisites for senior executives, including our NEOs, are limited to Company-paid parking, fitness facility reimbursement, executive physicals, personal financial services, and certain commuter expenses. The Compensation Committee believed that these benefits will prevent distraction from duties as an executive officer and encourage the health and well-being of our executive leadership team. Due to the location of our corporate offices, we provide Company-paid parking to corporate employees in mid- to upper-level management positions and executive officers. These benefits are disclosed below in the 2017 Summary Compensation Table under “All Other Compensation” and described in footnote (7).
SUPPLEMENTARY COMPENSATION POLICIES
Cliffs uses several additional policies to ensure that our overall compensation structure is aligned with shareholder interests and is competitive with market practices. Specific policies include:
Share Ownership Guidelines
Our Board adopted Share Ownership Guidelines to ensure that senior executives, including our NEOs, have a meaningful direct ownership stake in Cliffs and that the interests of executives thereby are aligned with our shareholders. Our guidelines provide that senior executives, including our NEOs, own shares at least equal to the dollar value of the respective multiple of their base salary. The guidelines are as follows:

Multiple of Base Pay
CEO	6x
Executive / Senior Vice President	3x
Vice President	1.5x
To be compliant, each executive has five years from the time he is appointed to his officer position to satisfy the Share Ownership Guidelines. The senior executives, including our NEOs, must hold 50% of their “net profit shares” (the shares remaining after deducting the number of shares required to be sold in order to pay tax obligations) from their vested restricted stock units until the senior executives have met the ownership guideline.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 35

COMPENSATION DISCUSSION AND ANALYSIS

For purposes of determining share ownership levels, only the following forms of our equity interests are taken into account:

•	stock owned directly; and

•	unvested restricted stock or restricted stock units.
Currently, all of the NEOs are in compliance with our guidelines. The following table summarizes NEO ownership of our common shares as of December 29, 2017 (the last trading day of the year).

	Value of Shares Owned Directly ($)	Value of Restricted Stock Units ($)	Total Share Value ($)	Required Multiple of Base Salary	Required Value ($)	Approximate Ownership Relative to Base Salary as of December 29, 2017 (1)
	# of Shares Owned Directly	# of Restricted Stock Units	# of Total Shares
Goncalves	$10,102,316	$14,524,029	$24,626,345	6x	$7,800,000	18.9x
	1,334,520	1,918,630	3,253,150
Flanagan	$351,066	$940,262	$1,291,328	3x	$1,200,000	3.2x
	46,376	124,209	170,585
Fedor	$663,700	$1,533,258	$2,196,958	3x	$1,242,000	5.3x
	87,675	202,544	290,219
Smith	$867,651	$1,533,258	$2,400,909	3x	$1,242,000	5.8x
	114,617	202,544	317,161
Tompkins	$1,069,603	$2,164,823	$3,234,426	3x	$1,695,000	5.7x
	141,295	285,974	427,269
(1) Value is calculated based on the one-year average closing price per share of our shares on December 29, 2017, which was $7.57.
Change in Control Severance Agreements
Effective August 7, 2016, the Compensation Committee approved, and we subsequently entered into, new change in control severance agreements with all of our NEOs in service at such time except Mr. Goncalves with whom we entered into a change in control severance agreement on September 11, 2014. The Compensation Committee believes that such agreements support the goals of attracting and retaining highly talented individuals by clarifying the terms of employment and reducing the risks to the NEO in situations where the NEO believes, for example, that we may engage in a merger, be acquired in a hostile tender offer or be involved in a proxy contest. In addition, the Compensation Committee believes that such agreements align the interests of NEOs with the interests of our shareholders if a qualified offer is made to acquire Cliffs, in that each of our NEOs would likely be aware of or involved in any such negotiation and it is to the benefit of our shareholders to have NEOs negotiating in the shareholders’ best interests without regard to the NEOs' personal financial interests. The level of benefits under these agreements was determined consistent with market practices at the time that the agreements were established. The agreements generally provide for the following change in control benefits:

•
Depending on position, two or three times annual base salary and target annual incentive as severance upon termination within 24 months following the change in control, a payment for two or three years of continued SERP benefits, up to $10,000 in outplacement services, up to $10,000 per year for tax and financial planning services for two or three years and, under certain circumstances, continuation of welfare benefits for two or three years, depending on position; and

•	Non-competition, confidentiality and non-solicitation restrictions on NEOs who receive severance payments following the change in control.
Severance Agreement and Release. Mr. Tompkins retired from Cliffs effective December 31, 2017. He received a separation payment of $70,000 for his service as COO, in exchange for his general release of claims and non-solicitation, non-disclosure and non-disparagement undertakings.
Please see footnote (7)(c) of the 2017 Summary Compensation Table regarding Mr. Tompkins separation-related payment.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 36

COMPENSATION DISCUSSION AND ANALYSIS

Clawback Policy
The Board implemented a clawback policy on November 13, 2012. The clawback policy, applicable to all of our executive officers, covers the following incentive based compensation:

•	Annual incentive awards paid under our annual cash incentive compensation program;

•	Equity-based awards under our long-term incentive equity program; and

•	Any other incentive-based compensation paid or granted pursuant to an incentive plan.
Under this policy, if the Board determines that an executive officer has willfully committed an act of fraud, dishonesty or recklessness in the performance of his or her duties, which conduct resulted in an accounting restatement with any financial reporting requirement, the Board will take prompt and reasonable action to seek recovery of all excessive incentive-based compensation. The Board may seek recovery under this policy if an accounting restatement is due within 36 months of the publication of the financial statements that are required to be restated.
Certain Material Tax and Accounting Implications
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a federal income tax deduction to public companies like Cliffs for compensation in excess of $1 million paid to certain executive officers (and, beginning in 2018, certain former executive officers).  Historically, compensation that qualifies as “performance-based compensation” under Section 162(m) of the Code could be excluded from this $1 million limit, but this exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available.  Our 2012 and 2017 EMPI Plan and our equity plans were designed to permit us to grant certain awards that might be able to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. However, some grants of cash- or equity-based awards under our equity plans and some awards under the EMPI Plan may not qualify as “performance-based compensation” for purposes of Section 162(m) of the Code under certain circumstances. While the Compensation Committee considers in very general terms the deductibility of the compensation it awards, it did not consider in any substantial way any specific quantification of potential deductibility or potential lost deductibility when making its 2017 compensation decisions.  Therefore, the Compensation Committee retains the flexibility to award compensation that is consistent with our objectives and philosophy even if it does not qualify for a tax deduction. The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise our ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes, and it is possible that awards intended to qualify as “performance-based compensation” may not so qualify.  Moreover, even if the Compensation Committee intended to grant compensation under the 2017 EMPI Plan and our equity plans that qualifies as “performance-based compensation” for purposes of Section 162(m) of the Code, we cannot guarantee that such compensation will so qualify or ultimately is or will be deductible.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 37

COMPENSATION COMMITTEE REPORT

The following report has been submitted by the Compensation and Organization Committee of the Board:
The Compensation and Organization Committee of the Board has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation and Organization Committee recommended to the Board that the Compensation Discussion and Analysis be included in the definitive proxy statement on Schedule 14A for Cliffs’ 2018 Annual Meeting and in Cliffs’ Annual Report on Form 10-K for the year ended December 31, 2017, each as filed with the Securities and Exchange Commission.
This report is furnished on behalf of the Compensation and Organization Committee of the Board of Directors.
Robert P. Fisher, Jr., Chair
Joseph A. Rutkowski, Jr.
Gabriel Stoliar
Douglas C. Taylor

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the individuals who served as members of the Compensation Committee in 2017 (Messrs. Fisher, Rutkowski, Stoliar and Taylor) was or has been an officer or employee of ours or engaged in transactions with us (other than in his capacity as director).
None of our executive officers serves as a director or member of the Compensation Committee of another organization whose executive officers serve as a member of either our Board or our Compensation Committee.

COMPENSATION-RELATED RISK ASSESSMENT

In 2017, the Human Resources Department, in conjunction with the ERM process, reviewed existing policies and plan design features within the framework of employee compensation plans in which employees (including the NEOs) participate in order to identify whether these arrangements had any design features that might encourage unnecessary and excessive risk taking that would have a material adverse effect on Cliffs. The review team analyzed a series of risk factors and concluded that the risk mitigation features in our compensation policies and plans, including pay mix (variable versus fixed and short-term versus long-term), multi-year performance periods, incentive compensation clawbacks and Share Ownership Guidelines, provide adequate safeguards to either prevent or discourage excessive risk taking. The review team did not identify any risk within the framework of our compensation policies and plans for our NEOs and our employees generally that are, either individually or in the aggregate, reasonably likely to have a material adverse effect on Cliffs. The Compensation Committee received a report summarizing the work of the review team and concurs with this conclusion.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 38

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION TABLES
2017 Summary Compensation Table
The following table sets forth the compensation earned by our NEOs for services rendered to Cliffs and our subsidiaries for the fiscal years ended December 31, 2017, 2016 and 2015 (as applicable).

Name and Principal Position(a)	Year (b)	Salary ($) (1)(2) (c)	Bonus ($) (1) (3) (d)	Stock Awards ($) (4) (e)	Option Awards ($)(f)	Non-Equity Incentive Plan Compensation ($) (1)(5) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6) (h)	All Other Compensation ($) (7) (i)	Total ($) (j)
Lourenco Goncalves Chairman, President and CEO	2017	1,300,000	4,650,000	11,858,417	—	4,565,940	650,202	536,946	23,561,505
	2016	1,200,000	—	2,184,134	—	5,520,000	314,528	317,819	9,536,481
	2015	1,200,000	—	6,177,499	1,440,947	2,073,600	133,502	88,260	11,113,808
Timothy K. Flanagan EVP, CFO & Treasurer	2017	400,000	318,000	760,951	—	540,829	144,000	30,553	2,194,333
	2016	—	—	—	—	—	—	—	—
	2015	—	—	—	—	—	—	—	—
Terry G. Fedor EVP, United States Iron Ore	2017	414,000	673,350	787,575	—	588,939	139,800	24,258	2,627,922
	2016	402,000	—	321,148	—	749,068	121,300	27,558	1,621,074
	2015	402,000	—	930,587	211,211	277,862	42,800	23,474	1,887,934
Clifford T. Smith EVP, Business Development	2017	414,000	673,350	787,575	—	588,939	157,800	36,888	2,658,552
	2016	402,000	—	321,148	—	749,068	155,500	37,867	1,665,583
	2015	402,000	—	930,587	211,211	277,862	35,000	35,327	1,891,987
P. Kelly Tompkins Former EVP & COO	2017	565,000	899,500	1,535,479	—	1,093,682	111,967	110,381	4,316,009
	2016	537,000	—	428,990	—	1,000,618	172,838	34,741	2,174,187
	2015	537,000	—	1,243,092	282,128	371,174	72,987	35,155	2,541,536
(1) 2017 amounts in columns (c), (d) and (g) reflect the salary, bonus and non-equity incentive plan compensation for each NEO, respectively, before pre-tax reductions for contributions to the 401(k) Savings Plan, the 2012 NQDC Plan and certain other benefit plans.

(2) The 2017 salary of the NEOs includes their base salary before the employees’ contributions to the 401(k) Savings Plan. The following table summarizes salary contributions for the 401(k) Savings Plan for NEOs in 2017:

	401(k) Contribution ($)	Catch-Up Contribution ($)	Total ($)
Goncalves	18,000	6,000	24,000
Flanagan	18,000	—	18,000
Fedor (a)	24,840	6,000	30,840
Smith	18,000	6,000	24,000
Tompkins	18,000	6,000	24,000
(a) Mr. Fedor 's total 401(k) contribution exceeds the IRS 2017 contribution limit of $24,000 (for individuals over the age of 50) due to post-tax deferrals.

(3)
The 2017 amounts in columns (d) reflect the 2015 Retention Cash Award granted on September 10, 2015, earned on February 15, 2017. These awards are discussed in further detail in “Compensation Discussion and Analysis - Analysis of 2017 Compensation Decisions," under the sub-heading “2015 Cash and Restricted Stock Unit Grants".

(4)
The 2017 amounts in column (e) reflect the aggregate grant date fair value, computed in accordance with FASB ASC 718, for performance share awards and restricted stock units granted during 2017. For performance shares granted during 2017, the amounts reported are based on the probable outcome as of the grant date. For additional information, refer to Item 8, Note1 in our Annual Report on Form 10-K for the year ended December 31, 2017. These types of awards are discussed in further detail in “Compensation Discussion and Analysis–Analysis of 2017 Compensation Decisions", under the sub-headings “2017–2019 Performance Cash Incentive Awards, Performance Share Awards, and Restricted Stock Unit Grants” and “CEO Special Retention Award”.

(5)
The 2017 amounts in column (g) reflect the incentive awards earned in 2017 under the EMPI Plan and Long-Term Incentive Program, which are discussed in further detail in “Compensation Discussion and Analysis–Analysis of 2017 Compensation" under the sub-headings “Annual Incentive Program” and "Long–Term Incentive Program." The 2017 Adjusted EBITDA metric was met and, therefore, the earned amounts are reported for 2017 in the Non-Equity Incentive Plan Compensation column of the

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 39

EXECUTIVE COMPENSATION

Summary Compensation Table. The remaining amounts are not yet earned and are not reflected in the 2017 Summary Compensation Table; once earned (if at all), the cash will be reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for the year in which it is earned. Mr. Tompkins' 2017 portion of the outstanding 2016–2018 Performance Cash Incentive Awards is prorated due to his retirement on December 31, 2017.

(6)
The 2017 amounts in column (h) reflect the actuarial increase in the present value of the NEO’s benefits under the Pension Plan and the SERP, both of which are discussed in “Compensation Discussion and Analysis–Retirement and Deferred Compensation Benefits” under the sub-heading “Defined Benefit Pension Plan,” determined using interest rate and mortality assumptions consistent with those used in our financial statements and may include amounts in which the NEO is not fully vested. The present value of accumulated pension benefits for the NEOs generally increased from December 31, 2016, to December 31, 2017. This is primarily the result of the one additional year of benefit accruals earned under the qualified and nonqualified pension plans. This column also includes amounts for above-market interest for the NEOs’ balances in the 2012 NQDC Plan.

The following table summarizes changes in pension values and above-market earnings on deferred compensation in 2017:

	Present Value of Pension Accruals ($)	Above-Market Interest on Deferred Compensation ($)	Total ($)
Goncalves	650,000	202	650,202
Flanagan	144,000	—	144,000
Fedor	139,800	—	139,800
Smith	157,800	—	157,800
Tompkins	111,800	167	111,967

(7)
The 2017 amounts in column (i) reflect the combined value of the NEOs' perquisites or the benefits attributable to our paid parking, fitness reimbursement program, executive physical, financial services, dividends paid or accrued on equity holdings, matching contributions made on behalf of the executives under the 401(k) Savings Plan and the 2012 NQDC Plan and commuter expenses.

The following table summarizes perquisites and other compensation in 2017:

	Paid Parking ($)	Fitness Reimbursement Program ($)	Executive Physicals ($)	Financial Services ($)	401(k) Savings Plan Matching Contributions ($)	NQDC Plan Matching Contributions ($)	Dividends and Accrued Dividends ($) (a)	Other ($)		Total ($)
Goncalves	3,540	—	1,020	10,000	10,800	15,200	—	496,386	(b)	536,946
Flanagan	3,540	600	—	8,941	10,800	5,200	1,472	—		30,553
Fedor	3,540	—	—	—	10,800	5,760	4,158	—		24,258
Smith	3,540	—	2,462	10,000	10,800	5,760	4,326	—		36,888
Tompkins	3,540	—	—	8,475	8,733	13,867	5,766	70,000	(c)	110,381
(a)    Cliffs Board decided to eliminate the quarterly dividend on Cliffs common shares, which decision was applicable for the first quarter of 2015 and all subsequent quarters; awards granted in previous years are subject to dividends.

(b)    Other compensation for Mr. Goncalves reflects the aggregate incremental cost of commuter expenses, including the cost of personal use of the leased corporate aircraft ($486,424) and ground transportation ($9,962) in 2017. We have estimated our aggregate incremental cost of personal use of the leased corporate aircraft using a methodology that reflects the direct variable operating costs on an hourly basis, including all costs that may vary by the hours flown. Included in these direct variable operating costs are: aircraft fuel and oil, trip-related maintenance, crew travel expenses, trip-related fees, ramp fees, landing fees, catering and other miscellaneous variable costs. Fixed costs, such as hangar fee storage, maintenance not related to travel, pilot salaries, insurance and warranty are excluded from this calculation.

(c)     Reflects Mr. Tompkins' payment ($70,000) related to his December 31, 2017 retirement pursuant to the Severance Agreement and Release, by and between Mr. Tompkins and the Company, effective December 31, 2017 (the "Severance Agreement").

2017 Grants of Plan-Based Awards
The table below discloses in columns (d), (e) and (f) the potential payouts at the threshold, target and maximum levels of the 2017 awards under the EMPI Plan and Long-Term Incentive Program (performance cash incentive awards), granted under the 2015 Equity Plan. See “Compensation Discussion and Analysis–Analysis of 2017 Compensation Decisions" under the sub-headings "Annual Incentive Program" and "Long-Term Incentive Program” for Plan descriptions. Actual payouts for the 2017 EMPI awards and earned amounts for 2017 Adjusted EBITDA awards are shown in the 2017 Summary Compensation Table.
Columns (g), (h) and (i) of the table below show the potential payouts at the threshold, target and maximum levels of the 2017–2019 performance share awards and Mr. Goncalves' retention performance shares; such performance shares generally vest over a three-year period ending December 31, 2019. Column (k) shows the grant date fair value of such equity awards, based on the grant date fair value of $19.69 per share (or $10.74 per share in the case of the retention grant made to Mr. Goncalves), computed in accordance with FASB ASC 718.
Columns (j) and (k) represents the number of restricted stock units granted in connection with the 2017–2019 period based on the grant date price of $11.67 per share (or $6.64 per share, in the case of the retention grant made to Mr. Goncalves) of those restricted stock unit grants.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 40

EXECUTIVE COMPENSATION

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#) (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (j)	Grant Date Fair Value of Stock and Option Awards ($) (k)
Name (a)	Award Type (b)	Grant Date (c)	Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	Threshold (#) (g)	Target (#) (h)	Maximum (#) (i)
Goncalves	Annual Incentive Program	1/9/2017	1,300,000	2,600,000	5,200,000	—	—	—	—	—
	LTI Program - 2017 Adjusted EBITDA (3)	2/21/2017	180,000	360,000	720,000	—	—	—	—	—
	LTI Program - TSR	2/21/2017	884,000	1,768,000	3,536,000	—	—	—	—	—
	LTI Program - Performance Shares	2/21/2017	—	—	—	90,126	180,252	360,504	—	3,549,162
	LTI Program - RSU	2/21/2017	—	—	—	—	—	—	180,252	2,103,541
	LTI Program - Retention	6/26/2017	—	—	—	124,553	249,106	498,212	531,674	6,205,714
Flanagan	Annual Incentive Program	1/9/2017	160,000	320,000	640,000	—	—	—	—	—
	LTI Program - 2017 Adjusted EBITDA (3)	2/21/2017	11,925	23,850	47,700	—	—	—	—	—
	LTI Program - TSR	2/21/2017	119,000	238,000	476,000	—	—	—	—	—
	LTI Program - Performance Shares	2/21/2017	—	—	—	12,133	24,265	48,530	—	477,778
	LTI Program - RSU	2/21/2017	—	—	—	—	—	—	24,265	283,173
Fedor	Annual Incentive Program	1/9/2017	165,600	331,200	662,400	—	—	—	—	—
	LTI Program - 2017 Adjusted EBITDA (3)	2/21/2017	26,467	52,933	105,866	—	—	—	—	—
	LTI Program - TSR	2/21/2017	123,165	246,330	492,660	—	—	—	—	—
	LTI Program - Performance Shares	2/21/2017	—	—	—	12,557	25,114	50,228	—	494,495
	LTI Program - RSU	2/21/2017	—	—	—	—	—	—	25,114	293,080
Smith	Annual Incentive Program	1/9/2017	165,600	331,200	662,400	—	—	—	—	—
	LTI Program - 2017 Adjusted EBITDA (3)	2/21/2017	26,467	52,933	105,866	—	—	—	—	—
	LTI Program - TSR	2/21/2017	123,165	246,330	492,660	—	—	—	—	—
	LTI Program - Performance Shares	2/21/2017	—	—	—	12,557	25,114	50,228	—	494,495
	LTI Program - RSU	2/21/2017	—	—	—	—	—	—	25,114	293,080
Tompkins	Annual Incentive Program	1/9/2017	339,000	678,000	1,356,000	—	—	—	—	—
	LTI Program - 2017 Adjusted EBITDA (3)	2/21/2017	35,354	70,708	141,416	—	—	—	—	—
	LTI Program - TSR	2/21/2017	240,125	480,250	960,500	—	—	—	—	—
	LTI Program - Performance Shares	2/21/2017	—	—	—	24,482	48,963	97,926	—	964,081
	LTI Program - RSU	2/21/2017	—	—	—	—	—	—	48,963	571,398
(1)    Represents the Company's Annual Incentive Program and Long-Term Incentive Program. The amounts in column (d) reflect the threshold payout level which is 50% of the target amount shown in column (e); and the amounts shown in column (f) represent 200% of such target amounts.

(2)    Represents the Company's Long-Term Incentive Program. The amounts in column (g) reflect the threshold payout level of the 2017–2019 performance shares, which is 50% of the target amount shown in column (h); and the amounts shown in column (i) represent 200% of such target amounts.

(3)    Represents the 2016–2018 performance cash incentive award earned by achieving the Adjusted EBITDA metric, which is evaluated and set annually each February; if the metric for each year during the three-year performance period is achieved, a portion of the award for that year is considered earned but is paid in cash at the end of the three-year period.

Outstanding Equity Awards at 2017 Fiscal Year-End
The following table shows: in column (c), the number of unexercised option awards that are exercisable; in column (d), the number of unexercised option awards that are unexercisable; in column (e), the option exercise price and in column (f), the option expiration date. In addition, column (g) shows the number of unvested restricted stock units held by each NEO, and column (h) shows the market value of the common shares underlying those awards based on the closing market price of common shares on December 29, 2017 of $7.21 per share. Column (i) shows the number of unearned performance shares held by each NEO, and column (j) shows the market value of the common shares underlying those awards based on the closing market price of common shares on December 29, 2017 of $7.21 per share. These awards were granted under the 2015 Equity Plan or A&R 2015 Equity Plan.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 41

EXECUTIVE COMPENSATION

		Option Awards					Stock Awards
Name (a)	Award Type (b)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)		Number of Securities Underlying Unexercised Options (#) Unexercisable (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Goncalves	2017 Retention Award	—		—	—	—	531,674	(1)	3,833,370	249,106	(2)	1,796,054
	2017 LTI Program	—		—	—	—	180,252	(3)	1,299,617	90,126	(4)	649,808
	2016 LTI Program	—		—	—	—	1,206,704	(5)	8,700,336	—		—
	2015 LTI Program	187,136	(6)	—	7.70	1/12/2025	—		—	—		—
	2014 New Hire	250,000	(7)	—	13.83	11/17/2021	—		—	—		—
Flanagan	2017 LTI Program	—		—	—	—	24,265	(3)	174,951	12,133	(4)	87,479
	2016 LTI Program	—		—	—	—	79,944	(5)	576,396	—		—
	2015 Retention Award	—		—	—	—	20,000	(8)	144,200	—		—
Fedor	2017 LTI Program	—		—	—	—	25,114	(3)	181,072	12,557	(4)	90,536
	2016 LTI Program	—		—	—	—	177,430	(5)	1,279,270	—		—
	2015 LTI Program	27,430	(6)	—	7.70	1/12/2025	—		—	—		—
Smith	2017 LTI Program	—		—	—	—	25,114	(3)	181,072	12,557	(4)	90,536
	2016 LTI Program	—		—	—	—	177,430	(5)	1,279,270	—		—
	2015 LTI Program	27,430	(6)	—	7.70	1/12/2025	—		—	—		—
Tompkins (9)	2017 LTI Program	—		—	—	—	16,319	(3)	117,660	8,160	(4)	58,834
	2016 LTI Program	—		—	—	—	158,015	(5)	1,139,288	—		—
	2015 LTI Program	36,640	(6)	—	7.70	12/31/2018	—		—	—		—
(1)
Represents a retention grant of restricted stock to Mr. Goncalves on June 26, 2017. The restricted stock units generally vest in full on December 31, 2019, subject to continued employment.
(2)
Represents a retention grant of performance shares to Mr. Goncalves on June 26, 2017. These shares are shown based on achievement of target performance and will generally vest on December 31, 2019, subject to the achievement of specified performance metrics and continued employment through December 31, 2019.
(3)
Represents a grant of restricted stock units granted on February 21, 2017. The restricted stock units generally vest in full on December 31, 2019, subject to continued employment.
(4)
Represents performance shares for the 2017 – 2019 performance period granted on February 21, 2017. These shares are shown based on achievement of threshold performance and will generally vest on December 31, 2019, subject to the achievement of specified performance metrics and continued employment through December 31, 2019.
(5)
Represents a grant of restricted stock units granted on February 23, 2016. The restricted stock units generally vest in full on December 31, 2018, subject to continued employment.
(6)
Represents stock options granted on January 12, 2015. The stock options vested in full on December 31, 2017.
(7)
Represents stock options granted to Mr. Goncalves on November 17, 2014 pursuant to his employment offer. One-third of the stock options vested on each of December 31, 2015 (first vesting date), December 31, 2016 (second vesting date), and December 31, 2017 (third vesting date).
(8)
Represents a retention grant of restricted stock units to Mr. Flanagan on May 26, 2015. The restricted stock units generally vest in full on May 26, 2018, subject to continued employment.
(9)
Mr. Tompkins' equity awards (except his stock options, which vested in full on December 31, 2017) were prorated and the 2015 stock option award expires December 31, 2018 due to his retirement on December 31, 2017.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 42

EXECUTIVE COMPENSATION

2017 Option Exercises and Stock Vested
The table below shows: in columns (c) and (d) set forth certain information regarding performance shares and restricted stock unit awards that vested during 2017 for the NEOs.

	Stock Awards
Name (a)	Award Type (b)	Number of Shares Acquired on Vesting (#) (c)		Value Realized on Vesting ($) (d)
Goncalves	2015 LTI Program - Performance Shares	140,914	(1)	1,015,990
	2015 LTI Program - RSU	62,378	(2)	449,745
	2015 Special Retention Program	633,803	(3)	4,214,790
Flanagan	2015 LTI Program - Performance Shares	14,006	(1)	100,983
	2015 LTI Program - RSU	6,199	(2)	44,695
	2015 Special Retention Program	44,789	(3)	297,847
Fedor	2015 LTI Program - Performance Shares	20,655	(1)	148,923
	2015 LTI Program - RSU	9,143	(2)	65,921
	2015 Special Retention Program	99,085	(3)	658,915
Smith	2015 LTI Program - Performance Shares	20,655	(1)	148,923
	2015 LTI Program - RSU	9,143	(2)	65,921
	2015 Special Retention Program	99,085	(3)	658,915
Tompkins	2015 LTI Program - Performance Shares	27,590	(1)	198,924
	2015 LTI Program - RSU	12,213	(2)	88,056
	2015 Special Retention Program	132,366	(3)	880,234
(1) Represents an award of performance shares granted during 2015 for the 2015 – 2017 performance period. The performance shares vested in full on December 31, 2017 (the value realized was determined based on the closing price of our common shares on December 29, 2017 of $7.21). The performance shares paid out at 75.3% of the award based on the performance criteria.

(2) Represents an award of restricted stock units granted during 2015 for the 2015 – 2017 period. The final one-third of the restricted stock units vested on December 31, 2017 (the value realized was determined based on the closing price of our common shares on December 29, 2017 of $7.21).

(3) Represents a retention award of restricted stock units granted in September 2015. The restricted stock units vested in full on December 15, 2017 (the value realized was determined based on the closing price of our common shares on December 15, 2017 of $6.65).

2017 Pension Benefits
The following table discloses, for the Pension Plan and the SERP: in column (c), the number of years of credited service; in column (d), the present value of accumulated benefits; and in column (e), payments during the last fiscal year. The calculation was determined using interest rate and mortality rate assumptions consistent with those used in Item 8, Note 7 in our Annual Report on our Form 10-K for the year ended December 31, 2017.
The cash balance formula under our Pension Plan provides a benefit payable at any time equal to the value of a notional cash balance account. For each calendar quarter after the applicable date, a credit is made to the account equal to a percentage of the NEO’s pay ranging from four percent to 10% based upon his age and service with transitional pay credits up to 13% during the transition period from June 30, 2003 to June 30, 2008. Interest is credited to the account balance on a quarterly basis. At retirement or termination of employment, the accumulated account balance can be paid as either a lump sum or actuarially equivalent annuity.
The compensation used to determine benefits under the Pension Plan is the sum of salary and annual incentive compensation paid under the EMPI Plan to a participant during a calendar year. Pensionable earnings for each of our NEOs during 2017 include the amount shown for 2017 in the “Salary” column of the 2017 Summary Compensation Table above plus the amount of annual incentive compensation earned in 2017 and paid in 2018, respectively.
The SERP generally provides the NEOs with the benefits that would have been payable under the Pension Plan if certain Code limitations did not apply to the Pension Plan. The SERP was amended effective for 2006 and future accruals to eliminate the payment of annual accruals and to provide that SERP accruals will instead be paid at retirement or termination.
For more information about the NEOs’ pension and SERP benefits, refer to the “Compensation Discussion and Analysis–Retirement and Deferred Compensation Benefits.”

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 43

EXECUTIVE COMPENSATION

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Goncalves	Salaried Pension Plan	3.4	105,000	—
	SERP	3.4	992,900	—
Flanagan	Salaried Pension Plan	9.7	311,700	—
	SERP	9.7	175,800	—
Fedor	Salaried Pension Plan	6.9	208,100	—
	SERP	6.9	259,000	—
Smith	Salaried Pension Plan	13.7	423,500	—
	SERP	13.7	355,300	—
Tompkins (1)	Salaried Pension Plan	7.6	226,900	—
	SERP	21.3	541,900	—
(1)
For purposes of calculating the supplemental retirement benefit, the Compensation Committee approved a hire date of 1996 for Mr. Tompkins. Effective April 2012, Cliffs determined that it would no longer offer service credits for incoming executives.

2017 Non-Qualified Deferred Compensation
In 2017, the NEOs were permitted to defer under the 2012 NQDC Plan, on a pre-tax basis, up to 50% of their base salary and all or a portion of their annual incentive under the EMPI Plan. Cash deferrals earn interest at the Moody’s Corporate Average Bond Yield rate or other investments provided in our 401(k) Savings Plan.
The NEO’s contributions to the 401(k) Savings Plan are limited by Internal Revenue Code limitations. The amount NEOs received as Cliffs' matching contributions will be credited to each NEO's account per the 2012 NQDC Plan.
Additionally, the 2016 long-term incentive grant to the NEOs was divided into two components: performance cash incentive awards and restricted stock units. For the performance cash incentive awards, the Adjusted EBITDA metric is set annually each February and then evaluated during the following February. For each year during the three-year performance period the metric is achieved, the portion of the award for that year is considered earned but is paid in cash only after the end of the three-year period. The 2017 and 2016 Adjusted EBITDA metric was met; therefore, the earned amounts are expected to be paid in March 2019. As a result, earned performance cash amounts relating to our 2017 and 2016 Adjusted EBITDA metric are reported in the table below as non-qualified deferred compensation amounts.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 44

EXECUTIVE COMPENSATION

The following table shows: in column (c), executive contributions by each NEO, if any, and the contributions include any pre-tax contributions of salary and EMPI Plan awards; in column (d), registrant contributions, which are matching contributions we made on behalf of the NEOs and supplemental matching contributions authorized under the 401(k) Savings Plan that were credited to the 2012 NQDC Plan plus earned amounts for 2017 from the performance cash incentive awards as described above; in column (e), aggregate earnings, which include dividends and interest earned on cash deferrals; in column (f), aggregate withdrawals and/or distribution; and in column (g) the aggregate year-end balance.

Name (a)	Plan Name (b)	Executive Contributions in Last FY ($) (1) (c)	Registrant Contributions in Last FY ($) (2) (d)	Aggregate Earnings in Last FY ($) (3)(e)	Aggregate Withdrawals / Distribution ($) (4) (f)	Aggregate Balance at Last FYE ($) (5) (g)
Goncalves	NQDC Plan	—	15,200	1,463	—	52,092
	LTI Program - Performance Cash - 2017 Adjusted EBITDA	—	371,880	—	—	371,880
	LTI Program - Performance Cash - 2016 Adjusted EBITDA	—	720,000	—	—	720,000
Flanagan	NQDC Plan	12,000	5,200	1,117	—	31,266
	LTI Program - Performance Cash - 2017 Adjusted EBITDA	—	24,637	—	—	24,637
	LTI Program - Performance Cash - 2016 Adjusted EBITDA	—	47,700	—	—	47,700
Fedor	NQDC Plan	—	5,760	693	—	25,216
	LTI Program - Performance Cash - 2017 Adjusted EBITDA	—	54,680	—	—	54,680
	LTI Program - Performance Cash - 2016 Adjusted EBITDA	—	105,868	—	—	105,868
Smith	NQDC Plan	—	5,760	869	—	26,288
	LTI Program - Performance Cash - 2017 Adjusted EBITDA	—	54,680	—	—	54,680
	LTI Program - Performance Cash - 2016 Adjusted EBITDA	—	105,868	—	—	105,868
Tompkins	NQDC Plan	546,841	13,867	1,563	—	598,383
	LTI Program - Performance Cash - 2017 Adjusted EBITDA (6)	—	—	—	—	—
	LTI Program - Performance Cash - 2016 Adjusted EBITDA	—	141,418	—	—	141,418
(1) The amounts disclosed in column (c) are also included in the “Salary” or “Non-Equity Incentive Plan Compensation” columns in the 2017 Summary Compensation Table, as applicable.
(2) The amounts shown in column (d) consist of Cliffs' matching contributions disclosed in the column “All Other Compensation” in the 2017 Summary Compensation Table and amounts under the LTI Program - Performance Cash Awards for 2017 and 2016 Adjusted EBITDA performance are reported in the "Non-Equity Incentive Plan Compensation" column for 2017 and 2016, respectively, of the 2017 Summary Compensation Table.

(3) The amounts shown in column (e) under the NQDC Plan include above-market earnings, dividends and interest disclosed in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the 2017 Summary Compensation Table.

(4) The amounts shown in column (f) reflect any withdrawals and/or distribution.
(5) The aggregate balance for only the NQDC Plan in column (g) includes compensation earned in prior years and consists of fluctuation in market value, that previously was reported in prior Summary Compensation Tables as follows:

Totals ($)
Goncalves	35,493
Flanagan	11,253
Fedor	16,564
Smith	17,249
Tompkins	35,100

(6)	A portion of Mr. Tompkins' 2017 performance cash award was forfeited due to his retirement on December 31, 2017.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 45

EXECUTIVE COMPENSATION

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The tables and discussion below reflect the compensation payable to each of the NEOs in the event of termination of such executive’s employment under a variety of different circumstances, including voluntary termination, involuntary termination without cause and termination following a change in control. The amounts shown assume in all cases that such termination was effective as of December 29, 2017, the last trading day of the year. All amounts shown are based on reasonable estimates of the amounts that would be paid to the executive upon his termination; the actual amounts only can be determined at the time of such NEO’s separation from Cliffs.
Payments Made Upon All Terminations
If a NEO’s employment terminates, he is entitled to receive certain amounts earned during his term of employment no matter the cause of termination. Such amounts may include:

•	Salary through the date of termination;

•	Unused vacation pay;

•	Accrued and vested benefits under the Pension Plan, SERP, 401(k) Savings Plan and 2012 NQDC Plan, if applicable; and

•	Undistributed but earned performance shares, performance cash and vested restricted stock units and stock options for completed performance periods.
Additional Payments Upon Involuntary Termination Without Cause
In the event that a NEO is terminated involuntarily without cause, he typically would receive the following additional payments or benefits in the sole discretionary judgment of the Compensation Committee, taking into account the nature of the termination, the length of the NEO’s service with Cliffs and the NEO’s current incentive targets:

•	Severance payments;

•	Continued health insurance benefits;

•	Outplacement services;

•
Pursuant to the terms of our 2015 Equity Plan and A&R 2015 Equity Plan, a pro rata portion, subject to the Compensation Committee’s discretion, in which it can increase or decrease the proration, from time to time, of his performance shares, performance cash, restricted stock units and stock options. Such prorated performance shares, performance cash and restricted stock units will be paid when such shares and units would otherwise be paid and prorated stock options have a exercisable period of one-year from date of termination; and

•	Financial services.
There is no legally binding agreement requiring that any such payments or benefits be paid to any NEO except in the case of a change in control and resulting qualifying termination. Because all such benefits are at the discretion of the Compensation Committee, it is not possible to estimate the amount that would be paid in such circumstances.
Additional Payments Upon Retirement
Executives are eligible for retirement at age 55 with at least five years of service. Our cash balance pension plan has only a service requirement of three years for full vesting. In the event of any NEO's retirement, the following amounts will be paid and benefits will be provided, in addition to the amounts payable to all terminated salaried employees:

•	A pro rata portion of the annual incentive award under the EMPI Plan for the year in which he retires unless otherwise determined by the Compensation Committee;

•	Any unpaid annual incentive award under the EMPI Plan for the year prior to the year of retirement; and

•
A pro rata portion, subject to the Compensation Committee’s discretion, in which it can increase or decrease the proration, from time to time, of his performance shares, performance cash, restricted stock units and stock options. Such performance share awards, performance cash awards, restricted stock units and stock options will be paid when such performance shares, performance cash and restricted stock units would otherwise be paid and stock options have a exercisable period of one-year from date of retirement.

Additional Payments Upon Change in Control (Without Termination)
Effective September 2013, upon a change in control, all future equity awards granted to NEOs will be subject to potential assumption, replacement or continuation of the award in certain circumstances in lieu of immediate vesting and payout (or immediate vesting and payout if such assumed, replaced or continued awards are not provided).

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 46

EXECUTIVE COMPENSATION

For this purpose, a "change in control" generally means the occurrence of any of the following events:

•
Any one person, or more than one person acting as a group, acquires ownership of Cliffs common shares possessing 35% or more of the total voting power of Cliffs common shares or the then-outstanding shares (subject to certain exceptions);

•	A majority of members of the Cliffs Board is replaced by directors whose appointment or election is not endorsed by a majority of the Cliffs Board prior to the date of the appointment or election;

•	Cliffs closes a reorganization, merger, consolidation or significant sale of assets resulting in a substantial change in its ownership or leadership; or

•	Approval by Cliffs’ shareholders of a complete liquidation or dissolution of Cliffs.
Acquisitions of Cliffs’ common shares pursuant to certain business combination or similar transactions described in Cliffs’ equity incentive plans, however, will not constitute a change in control if, generally speaking, in each case, immediately after such business transaction:

•
Owners of Cliffs common shares immediately prior to the business transaction own more than 50% of the entity resulting from the business transaction in substantially the same proportions as their pre-business transaction ownership of Cliffs common shares;

•
No one person, or more than one person acting as a group (subject to certain exceptions), owns 35% or more of the combined voting power of the entity resulting from the business transaction or the outstanding common shares of such resulting entity; and

•
At least a majority of the members of the Board of the entity resulting from the business transaction were members of the incumbent Board of Cliffs when the business transaction agreement was signed or approved by the Cliffs' Board. For purposes of this exception, the incumbent Board of Cliffs generally means those directors who were serving as of August 11, 2008 or April 7, 2015 (as applicable)(or a prior date in the case of certain pre-2007 equity awards) or whose appointment or election was endorsed by a majority of the incumbent members prior to the date of such appointment or election.

Except as it pertains to the definition of business combinations or similar transactions, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of shares or similar business transaction with Cliffs.
Our A&R 2012 ICE Plan, 2015 Equity Plan and A&R 2015 Equity Plan also clarify that the following two plan provisions do not apply to the definition of “Business Combination”: (1) persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of shares or similar business transaction with Cliffs; and (2) if a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of shares or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
Additional Payments Upon Termination Without Cause after Change in Control
Each of the NEOs, with the exception of Mr. Tompkins due to his retirement in 2017, has a written change in control severance agreement that applies only in the event of termination during the two years after a change in control. If one of the NEOs is involuntarily terminated during the two years after a change in control, for a reason other than cause, he will be entitled to the following additional benefits:

•
A lump sum payment in an amount equal to three times (in the case of Mr. Goncalves) or two times (in the case of Messrs. Flanagan, Fedor and Smith) the sum of: (1) base salary (at the highest rate in effect during the five-year period prior to the termination date) and (2) annual incentive pay at the target level for the year of separation, year prior to the change in control or year of the change in control, whichever is greater.

•
COBRA continuation coverage for a period of 36 months (in the case of Mr. Goncalves) or 24 months (in the case of Messrs. Flanagan, Fedor and Smith) following the termination date, for health, life insurance and disability benefits.

•
A lump sum payment in an amount equal to the sum of the additional future pension benefits that the NEO would have been entitled to receive for a period of 36 months (in the case of Mr. Goncalves) or 24 months (in the case of Messrs. Flanagan, Fedor and Smith) following the termination date under the SERP.

•	Incentive pay at target levels for the year in which the termination date occurs.

•	Outplacement services in an amount up to 15% of the NEO’s base salary (in the case of Mr. Goncalves) or $10,000 (in the case of Messrs. Flanagan, Fedor and Smith).

•
The NEO will be provided perquisites of financial planning, outplacement, and healthcare coverage for a period of 36 months (in the case of Mr. Goncalves) or 24 months (in the case of Messrs. Flanagan, Fedor and Smith), comparable to the perquisites he was receiving before the termination of his employment or the change in control, whichever is greater.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 47

EXECUTIVE COMPENSATION

Similar benefits are paid if the NEO voluntarily terminates his employment during the two years following a change in control if any of the following events occurs, provided that the NEO provides notice within 90 days of the occurrence of such event and the Company fails to cure such event within 30 days following receipt of such notice:

•	a material diminution in the NEO’s base pay;

•	a material diminution in the NEO’s authority, duties or responsibilities;

•	a material change (in excess of 50 miles) in the geographic location at which the NEO must perform services;

•	a material reduction in the NEO’s incentive pay opportunity; or

•	breach of employment agreement, if any, under which the NEO provides services.
For purposes of the change in control severance agreements, “cause” generally means termination of a NEO's employment for the following acts: (1) conviction of a criminal violation involving fraud, embezzlement or theft in connection with his duties or in the course of his employment with Cliffs or any subsidiary of Cliffs; (2) intentional wrongful damage to property of Cliffs or any subsidiary of Cliffs; (3) intentional wrongful disclosure of secret processes or confidential information of Cliffs or any subsidiary of Cliffs; or (4) intentional wrongful engagement in any competitive activity.
In order to receive benefits under the change in control severance agreements, the NEOs must agree to certain covenants not to disclose any of our confidential and proprietary information, as well as covenants not to compete and not to solicit any of our employees. In addition, each NEO must sign a release of claims.
Additional Payments Upon Death or Disability
In the event of any NEO's death or disability, the following amounts will be paid and benefits will be provided, in addition to the amounts payable to all terminated salaried employees:

•
Under the A&R 2012 ICE Plan – full vesting, subject to the Compensation Committee’s discretion, from time to time, of his performance shares (calculated at target), performance-based restricted stock units, restricted stock units and stock options; and

•
2015 Equity Plan and A&R 2015 Equity Plan – prorated vesting, subject to the Compensation Committee’s discretion, from time to time, of his performance cash and shares (calculated at target), performance-based restricted stock units, restricted stock units and stock options.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLES
The following tables show the benefits payable to the NEOs upon various types of terminations of employment and change in control assuming an effective date of December 29, 2017, the last trading day of the year.

Lourenco Goncalves
Benefit	Death ($)	Disability ($)	Retirement ($)	Voluntary Termination ($)	Involuntary (Without Cause) Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)
Cash Severance	—	—	—	—	—	—	11,700,000
Non-Equity Incentive Plan Compensation	2,004,985	2,004,985	—	—	2,004,985	—	6,909,600
Equity	6,665,813	6,665,813	—	—	6,665,813	—	11,299,570
Retirement Benefits	989,996	989,996	—	1,097,959	1,097,959	—	2,245,098
Non-Qualified Deferred Compensation	52,092	52,092	—	52,092	52,092	52,092	52,092
Other (Health & Welfare, Outplacement, Perquisites)	—	—	—	—	—	—	338,182
TOTAL	9,712,886	9,712,886	—	1,150,051	9,820,849	52,092	32,544,542

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 48

EXECUTIVE COMPENSATION

Timothy K. Flanagan
Benefit	Death ($)	Disability ($)	Retirement ($)	Voluntary Termination ($)	Involuntary (Without Cause) Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)
Cash Severance	—	—	—	—	—	—	1,440,000
Non-Equity Incentive Plan Compensation	173,120	173,120	—	—	173,120	—	726,381
Equity	500,787	500,787	—	—	500,787	—	1,070,498
Retirement Benefits	281,516	281,516	—	487,461	487,461	—	679,189
Non-Qualified Deferred Compensation	31,266	31,266	—	31,266	31,266	31,266	31,266
Other (Health & Welfare, Outplacement, Perquisites)	—	—	—	—	—	—	69,302
TOTAL	986,689	986,689	—	518,727	1,192,634	31,266	4,016,636

Terry G. Fedor
Benefit	Death ($)	Disability ($)	Retirement ($)	Voluntary Termination ($)	Involuntary (Without Cause) Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)
Cash Severance	—	—	—	—	—	—	1,490,400
Non-Equity Incentive Plan Compensation	290,265	290,265	—	—	290,265	—	951,242
Equity	973,447	973,447	—	—	973,447	—	1,641,414
Retirement Benefits	361,201	361,201	—	467,144	467,144	—	632,831
Non-Qualified Deferred Compensation	25,216	25,216	—	25,216	25,216	25,216	25,216
Other (Health & Welfare, Outplacement, Perquisites)	—	—	—	—	—	—	69,756
TOTAL	1,650,129	1,650,129	—	492,360	1,756,072	25,216	4,810,859

Clifford T. Smith
Benefit	Death ($)	Disability ($)	Retirement ($)	Voluntary Termination ($)	Involuntary (Without Cause) Termination ($)	Change in Control Without Termination ($)	Termination Without Cause after Change in Control ($)
Cash Severance	—	—	—	—	—	—	1,490,400
Non-Equity Incentive Plan Compensation	290,265	290,265	831,446	—	290,265	—	951,242
Equity	973,447	973,447	973,447	—	973,447	—	1,641,414
Retirement Benefits	675,964	675,964	—	778,768	778,768	—	950,041
Non-Qualified Deferred Compensation	26,288	26,288	26,288	26,288	26,288	26,288	26,288
Other (Health & Welfare, Outplacement, Perquisites)	—	—	—	—	—	—	69,756
TOTAL	1,965,964	1,965,964	1,831,181	805,056	2,068,768	26,288	5,129,141
Payment in Connection with Mr. Tompkins' Retirement.
In connection with Mr. Tompkins' retirement as of December 31, 2017, he received a lump sum payment of $70,000 for his service as COO pursuant to signing the Severance Agreement. The lump sum payment is included in the "All Other Compensation" column of the 2017 Summary Compensation Table.
CEO Pay Ratio
We estimate that: (1) the median of the 2017 total compensation for all employees of the Company and its consolidated subsidiaries (except as described below), other than our CEO, was $100,501 (the “Median Annual Compensation”); (2) Mr. Goncalves, our CEO, had 2017 total compensation of $23,561,505, as reflected in the 2017 Summary Compensation Table located on page 39; and (3) the ratio of our CEO’s 2017 total compensation to the Median Annual Compensation was approximately 234 to 1.  We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below.  In this summary, we refer to the employee who received the Median Annual Compensation as the “Median Employee.”  For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2017 (the “Determination Date”).

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 49

EXECUTIVE COMPENSATION

As of the Determination Date, our total population consisted of 2,927 employees (excluding the CEO), of which 2,848 were located in the United States and 79 were located in non-U.S. jurisdictions.  Pursuant to applicable rules, we excluded all 79 employees from the following countries under a de minimis exemption: Australia (75); China (3); and Japan (1).  After applying this exemption, the employee population used for purposes of identifying the Median Employee consisted of 2,848 employees located in the United States.
For purposes of this pay ratio disclosure, Median Annual Compensation was calculated by totaling for our Median Employee all applicable elements of compensation for 2017 in accordance with Item 402(c)(2)(x) of Regulation S-K.  To identify the Median Employee, we measured total compensation using our payroll and employment records as reported on each employee’s 2017 W-2 for the period beginning on January 1, 2017 and ending on December 31, 2017.  We did not utilize any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 50

PROPOSAL 2	APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICERS' COMPENSATION

In accordance with Section 14A(a)(1) of the Exchange Act, we are providing you with an opportunity at the 2018 Annual Meeting to vote, on an advisory or non-binding basis, to approve compensation of our NEOs, which is commonly known as “Say-on-Pay.” Say-on-Pay gives you an opportunity to vote, on a non-binding basis, to approve the compensation of our NEOs as disclosed in this proxy statement pursuant to SEC rules. Cliffs conducts annual Say-on-Pay votes, and the next Say-on-Pay vote will occur at the 2019 Annual Meeting. At our Annual Meetings over the past five years you have provided varying levels of support for our NEO compensation program:

Annual Meeting Year	Shareholder Support on Say-on-Pay Vote
2013	66%
2014	56%
2015	91%
2016	57%
2017	57%
As described in detail in the "Compensation Discussion and Analysis," we seek to align short-term and long-term incentives for our NEOs with results delivered to you, our shareholders. We are asking you to indicate your support for the compensation of our NEOs as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the executive compensation program and practices described in this proxy statement. Please read “Compensation Discussion and Analysis” and “Executive Compensation Tables” and related narrative disclosure for a detailed explanation of our executive compensation program and practices. Accordingly, we are asking our shareholders to vote “FOR” the following resolution:
“RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.”
As an advisory vote, this proposal is not binding on Cliffs. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program and practices, values the opinions expressed by you in your vote on this proposal, and expects to consider the outcome of the vote when making future compensation decisions for NEOs.
The affirmative vote of a majority of the voting power of the common shares present in person or represented by proxy at the 2018 Annual Meeting and entitled to vote on our NEOs' compensation is required to approve our NEOs' compensation.

☑	THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2 TO APPROVE, ON AN ADVISORY BASIS, OUR NAMED EXECUTIVE OFFICERS' COMPENSATION.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 51

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of Cleveland-Cliffs Inc. (the "Company") is composed of four independent directors and operates under a written charter adopted by the Board of Directors. The charter is reviewed and reassessed for adequacy annually by the Audit Committee and is reviewed by the Audit Committee with the Board of Directors. The Audit Committee reviewed the existing charter in July 2017 and recommended and approved changes on July 24, 2017. A copy of the charter is available at www.clevelandcliffs.com.
The members of the Audit Committee are John T. Baldwin (Chair), Robert P. Fisher, Jr., Eric M. Rychel, and Michael D. Siegal, all of whom are independent of the Company in accordance with the listing standards of the New York Stock Exchange ("NYSE") and have the financial literacy and accounting or financial management expertise necessary to effectively discharge their responsibilities. The Audit Committee retains the Company’s independent registered public accounting firm.
Management is responsible for the Company’s financial statements, systems of internal control and the financial reporting processes. Management also is responsible to attest, as of December 31, 2017, to the effectiveness of the Company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act.
The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (the "PCAOB") and to issue a report thereon. The independent registered public accounting firm is also responsible for performing an audit of the Company’s system of internal control over financial reporting and to provide an independent attestation as of December 31, 2017.
The Audit Committee’s responsibility is to monitor and oversee these financial reporting processes on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2017, with management and the Company's independent registered public accounting firm, Deloitte & Touche LLP ("Deloitte"), including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee also reviewed management’s report on their review of the system of internal control over financial reporting, including Deloitte's report on the design and operating effectiveness of internal controls.
In this context, the Audit Committee met 7 times in 2017 and held discussions with management and Deloitte. The Audit Committee also regularly met in separate executive sessions with Deloitte, the Company’s internal auditors and executive management, who oversees internal audit and risk management, and Audit Committee members only.
Management has represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2017 were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements, including the critical accounting policies and estimates with management and Deloitte. The Audit Committee discussed with Deloitte matters required to be discussed under the PCAOB standards and any other matters required to be discussed under applicable standards, including Auditing Standard No 1301.
The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte's communications with the Audit Committee concerning independence and the Audit Committee discussed with Deloitte its independence from the Company, including consideration of the compatibility of non-audit services with the firm’s independence.
Based on the Audit Committee’s discussion with management and Deloitte and the Audit Committee’s review of the representation of management and the report of Deloitte to the Audit Committee, the Audit Committee recommended to the Board of Directors and the Board has approved the audited consolidated financial statements for inclusion in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee:
J. T. Baldwin, Chair
R. P. Fisher, Jr.
E. M. Rychel
M. D. Siegal

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 52

PROPOSAL 3	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

It is proposed that our shareholders ratify the appointment by the Audit Committee of Deloitte & Touche LLP ("Deloitte") as Cliffs’ independent registered public accounting firm for the year ending December 31, 2018. We expect representatives of Deloitte to be present at the 2018 Annual Meeting and available to respond to appropriate questions submitted by shareholders. Such representatives will also be afforded an opportunity at such time to make such statements as they may desire.
Approval by the shareholders of the appointment of our independent registered public accounting firm is not required by law, any applicable stock exchange regulation or by our organizational documents, but the Audit Committee is submitting this matter to shareholders for ratification as a corporate governance practice. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of the independent registered public accounting firm.
Independent Registered Public Accounting Firm Fees and Services
Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories (in thousands) are as follows:

	2017	2016
Audit Fees (1)	$2,759.8	$2,758.2
Audit-Related Fees (2)	414.1	365.4
Tax Fees (3)	—	—
All Other Fees	—	—
TOTAL	$3,173.9	$3,123.6

(1)    Audit fees consist of fees billed, or to be billed, for professional services rendered for the audit of our annual consolidated financial statements and internal control over financial reporting as of and for the years ended December 31, 2017 and 2016; and reviews of our interim financial statements included in quarterly reports and services normally provided by our independent registered public accounting firm in connection with statutory filings.

(2)    Audit-related fees consist of fees billed, or to be billed, related to agreed-upon procedures and services normally provided by our independent registered public accounting firm in connection with regulatory filings.

(3) Tax fees consist of fees billed, or to be billed, related to tax consulting services.
Auditor Fees Policy
The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval generally is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The Audit Committee has delegated pre-approval authority to the Audit Committee Chair, or any Audit Committee member in his absence, when services are required on an expedited basis, with such pre-approval disclosed to the full Audit Committee at its next scheduled meeting. None of the fees paid to the independent registered public accounting firm under the categories “Audit Fees” and “Audit-Related Fees,” described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.
VOTE REQUIRED
The affirmative vote of the holders of a majority of the voting power of our common shares present in person or represented by proxy at the 2018 Annual Meeting and entitled to vote on the ratification of our independent registered public accounting firm is required to ratify the appointment of Deloitte as our registered public accounting firm.

☑
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL 3 FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 53

INFORMATION ABOUT SHAREHOLDER PROPOSALS AND COMPANY DOCUMENTS

SHAREHOLDER PROPOSALS
To be included in the proxy statement and proxy card for the 2019 Annual Meeting of Shareholders, a shareholder proposal must be received by us on or before November 12, 2018 (or, if the date of the 2019 Annual Meeting is more than 30 days before or after the date of the 2018 Annual Meeting, a reasonable time before we begin to print and send our proxy materials), and must comply with Rule 14a-8 under the Exchange Act.
In accordance with Rule 14a-4 under the Exchange Act, if notice of a proposal by a shareholder intended to be presented at the 2019 Annual Meeting is received by us after January 26, 2019 (or, if the date of the 2019 Annual Meeting is more than 30 days before or after the date of the 2018 Annual Meeting, such notice is not received a reasonable time before we begin to print and send our proxy materials), the persons authorized under our management proxies may exercise discretionary authority to vote or act on such proposal if the proposal is raised at our 2019 Annual Meeting.
Proposals and other items of business should be directed to the Secretary by fax to (216) 694-6509 or by mail to Secretary, Cleveland-Cliffs Inc., 200 Public Square, Suite 3300, Cleveland, Ohio 44114.
COMPANY DOCUMENTS
Cliffs' 2017 Annual Report to Shareholders, including financial statements, is being distributed to all shareholders together with this proxy statement in satisfaction of SEC requirements. Additional copies of our proxy materials and our 2017 Annual Report are available upon request free of charge. To obtain copies of the proxy materials or Annual Report, please contact our Investor Relations Department to submit your request at (800) 214-0739, by email at ir@clevelandcliffs.com or visit our website at www.clevelandcliffs.com under the "Investors" section. You also may call this number to obtain directions to attend the 2018 Annual Meeting and vote in person.
Pursuant to SEC regulations, the material appearing under the captions "Audit Committee Report" and "Compensation Committee Report" are not deemed to be soliciting material or filed with the SEC or subject to Regulation 14A (other than provided therein) promulgated by the SEC or Section 18 of the Exchange Act except to the extent that we specifically incorporate this information by reference into any filing under the Securities Act or the Exchange Act.

OTHER INFORMATION

Management does not know of any other items, other than those referred to in the accompanying Notice of Annual Meeting of Shareholders, which may properly come before the 2018 Annual Meeting or other matters incident to the conduct of the meeting. However, if any such other items shall properly come before the 2018 Annual Meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

CLEVELAND-CLIFFS INC. – 2018 Proxy Statement 54

ANNEX	USE OF NON-GAAP FINANCIAL MEASURES
The proxy statement contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Cliffs has presented Adjusted EBITDA and net debt, which are non-GAAP financial measures that management uses in evaluating operating performance. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization excluding certain items such as extinguishment/restructuring of debt, impacts of discontinued operations, foreign currency exchange remeasurement, severance and contractor termination costs, certain supplies inventory write-offs, impairment of long-lived assets and intersegment corporate allocations of SG&A costs. Cliffs believes the presentation of Adjusted EBITDA allows management and investors to focus on our ability to service our debt, as well as illustrate how the business and each operating segment is performing and assists management and investors in their analysis and forecasting as these measures approximate the cash flows associated with operational earnings. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. We provide a reconciliation of these measures to the most directly comparable GAAP measure in the table below.

	(In Millions)
	Year Ended December 31,
	2017	2016
Net Income	$363.1	$199.3
Less:
Interest expense, net	(132.0)	(200.5)
Income tax benefit	252.4	12.2
Depreciation, depletion and amortization	(87.7)	(115.4)
EBITDA	$330.4	$503.0

Less:
Gain (loss) on extinguishment/restructuring of debt	(165.4)	166.3
Impact of discontinued operations	(18.7)	(19.9)
Foreign exchange remeasurement	11.4	(16.8)
Severance and contractor termination costs	—	(0.1)
Supplies inventory adjustment	(1.8)	—
Adjusted EBITDA	504.9	373.5

NET DEBT RECONCILIATION
Net debt is a non-GAAP financial measure that management uses in evaluating financial position. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. Net debt is defined as long-term debt plus the current portion of short term debt, less cash and cash equivalents and undiscounted interest. A reconciliation of this measure to its most directly comparable GAAP measure is provided in the table below.

	(In Millions)
	December 31, 2017	December 31, 2016
Long-term debt	$2,304.2	$2,175.1
Short-term debt and current portion of long-term debt	—	17.5
Total Debt	$2,304.2	$2,192.6
Less:
Cash and cash equivalents	1,007.7	323.4
Undiscounted interest	—	65.7
Net Debt	$1,296.5	$1,803.5

CLEVELAND-CLIFFS INC. - 2018 Proxy Statement A-1

Notice of Annual Meeting of Shareholders and Proxy Statement

CLIFFS

170 YEARS OF MINING

1847-2017

CLEVELAND-CLIFFS INC.
ATTN: EVP, Chief Legal Officer & Secretary
200 Public Square, Suite 3300
Cleveland, OH 44114-2315

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/23/2018 for shares held directly and by 11:59 P.M. ET on 04/19/2018 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET 04/23/2018 for shares held directly and by 11:59 P.M. ET on 04/19/2018 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 J.T. Baldwin
02 R.P. Fisher, Jr.
03 L. Goncalves
04 S.M. Green
05 J.A. Rutkowski, Jr.
06 E.M. Rychel
07 M.D. Siegal
08 G. Stoliar
09 D.C. Taylor

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Approval, on an advisory basis, of our named executive officers' compensation;	☐	☐	☐
3. The ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Cleveland-Cliffs Inc. to serve for the 2018 fiscal year.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000359297_1 R1.0.1.17

CLIFFS

CLEVELAND-CLIFFS INC.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

PROXY - CLEVELAND-CLIFFS INC.
NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS
PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING

Susan M. Green, Michael D. Siegal, Gabriel Stoliar and Douglas C. Taylor, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Cleveland-Cliffs Inc. to be held on April 24, 2018 or at any postponement or adjournment thereof.

In their discretion, the Proxies are authorized to vote upon such other business as my properly come before the meeting.

0000359297_2 R1.0.1.17

Continued and to be signed on reverse side